SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[ ]   Preliminary proxy statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive proxy statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                           RISK CAPITAL HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.
     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          $20,335,000.00 (based on the purchase price in the transaction)

     4)   Proposed maximum aggregate value of transaction: $20,335,000.00

     5)   Total fee paid: $4,067.00


[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                  [LETTERHEAD OF RISK CAPITAL HOLDINGS, INC.]





                                 March 15, 2000






Dear Stockholder:


     I am pleased to invite you to a special meeting of stockholders of Risk Capital Holdings, Inc. on April 17, 2000 at 1:00 p.m. (local time), at our offices, located at 20 Horseneck Lane, Greenwich, Connecticut 06830. At this important meeting, you will be asked to approve the sale of our reinsurance business through the transfer of the reinsurance assets and liabilities of our operating subsidiary, Risk Capital Reinsurance Company, to Folksamerica Reinsurance Company, and effective with the consummation of the asset sale, to change the name of the company from "Risk Capital Holdings, Inc." to "Arch Capital Group Ltd."


     Our board of directors, taking into consideration the recommendation of a special committee and the opinion of our financial advisor Donaldson, Lufkin & Jenrette Securities Corporation, has unanimously determined that the asset sale is in the best interests of our company. Accordingly, our board of directors recommends that you vote FOR the asset sale.

     This proposal requires the approval of the majority of our outstanding shares. YOUR VOTE IS VERY IMPORTANT.

     The accompanying notice and proxy statement contain details concerning this proposal. Whether or not you plan to attend the meeting, please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted. If you do attend the meeting, you may choose to withdraw your proxy and vote your shares in person.

     I appreciate your support in this important event.

                                   Sincerely,

                                   [Signature Logo]



                                   ROBERT CLEMENTS
                                   Chairman of the Board











This proxy statement is first being mailed to stockholders on or about March 15, 2000.

                           RISK CAPITAL HOLDINGS, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS



Time:    1:00 p.m. (local time)

Date:    April 17, 2000


Place:   Risk Capital Holdings, Inc.
         20 Horseneck Lane
         Greenwich, Connecticut 06830

Purpose:

     o To consider and vote upon a proposal to approve the sale of our reinsurance business through the transfer of the reinsurance assets and liabilities of our operating subsidiary, Risk Capital Reinsurance Company, to Folksamerica Reinsurance Company, pursuant to the Asset Purchase Agreement dated as of January 10, 2000 among Risk Capital Holdings, Inc., Risk Capital Reinsurance Company, Folksamerica Holding Company, Inc. and Folksamerica Reinsurance Company and, effective with the consummation of the asset sale, to amend our certificate of incorporation to change the name of the company from "Risk Capital Holdings, Inc." to "Arch Capital Group Ltd."

     o    Conduct other business if properly raised.


     Only stockholders of record on March 14, 2000 may vote at the meeting.


     Your vote is very important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly.


                                    [Signature Logo]


                                    PETER A. APPEL
                                    Executive Vice President, Chief Operating
                                    Officer, General Counsel and Secretary
Greenwich, Connecticut
March 15, 2000

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET.............................................................1

SUMMARY FINANCIAL DATA.........................................................6

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE.....................................8

RISK FACTORS..................................................................10

THE STOCKHOLDERS' MEETING.....................................................18
       Time and Place.........................................................18
       Proposal...............................................................18
       Record Date; Voting at the Stockholders' Meeting.......................18
       Quorum; Vote Required for Approval.....................................18
       Voting and Revocation of Proxies.......................................19
       Solicitation of Proxies................................................19
       Other Matters..........................................................19


THE ASSET SALE................................................................20
       Background of the Asset Sale...........................................20
       Reasons for the Asset Sale and the Name Change; Our Board
         of Directors Recommends the Asset Sale...............................23
       Donaldson, Lufkin & Jenrette Has Delivered a Fairness
         Opinion Relating to the Asset Sale...................................25
       Certain Stockholders Have Agreed to Vote for the Asset Sale............30
       Management Changes.....................................................30
       Accounting Treatment of the Asset Sale.................................30
       Material Federal Income Tax Consequences of the Asset Sale.............30
       Regulatory Matters.....................................................31
                                                                              ==
THE ASSET PURCHASE AGREEMENT..................................................32
       Purchase Price.........................................................32
       Tax Sharing Arrangement................................................32
       Related Costs..........................................................33
       Our Representations and Warranties.....................................33
       Folksamerica's Representations and Warranties..........................34
       Principal Covenants....................................................35
       Employee Matters.......................................................36
       Conditions to Closing..................................................36
       Indemnification........................................................37
       Termination............................................................37
       Survival...............................................................38

OTHER TRANSACTION AGREEMENTS..................................................40
       Transfer and Assumption Agreement......................................40
       Escrow Agreement.......................................................40
       Supplemental Escrow Agreement..........................................41

XL STOCK REPURCHASE...........................................................43

                                                                            Page


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................44

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON......................48
       Payments to Executive Officers and Chairman of the Board...............48
       Vesting of Options and Restricted Shares...............................48
       Ownership of Warrants..................................................49

DIVIDEND AND STOCK REPURCHASE POLICY..........................................50

SELECTED HISTORICAL FINANCIAL DATA............................................51

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
       AND RESULTS OF OPERATIONS..............................................52

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA.....................71

INDEPENDENT ACCOUNTANTS.......................................................78

WHERE YOU CAN FIND MORE INFORMATION...........................................78
INDEX TO FINANCIAL STATEMENTS AND SCHEDULES..................................F-1


Annexes

Asset Purchase Agreement.....................................................A-1
Voting Agreements............................................................B-1
Form of Transfer and Assumption Agreement....................................C-1
Form of Escrow Agreement.....................................................D-1
Form of Supplemental Escrow Agreement........................................E-1
Opinion of Donaldson, Lufkin & Jenrette Securities Corporation...............F-1

                               SUMMARY TERM SHEET


     This summary term sheet highlights selected information from this document and may not contain all of the information that is important to you. To understand the asset sale fully and for a more complete description of the legal terms of the asset sale, you should read carefully this entire proxy statement and the other documents to which we have referred you. See "Where You Can Find More Information" on page 78 of this proxy statement. In this document, "we," "us," "our" and the "company" refer to Risk Capital Holdings, Inc. and "you" refers to Risk Capital Holdings, Inc.'s stockholders.



The Parties to the Asset Sale

Risk Capital Holdings, Inc...........        Since incorporation in 1995, we
Risk Capital Reinsurance Company             have, through our wholly owned Risk
20 Horseneck Lane                            Capital Reinsurance Company
Greenwich, Connecticut  06830                operating subsidiary, Risk Capital
(203) 862-4300                               Reinsurance Company ("RCRe"), 20
                                             Horseneck Lane integrated solutions
                                             for insurance provided reinsurance
                                             and other forms of capital, either
                                             on a companies with (203) 862-4300
                                             stand-alone Greenwich, Connecticut
                                             06830 basis, or as part of capital
                                             needs that cannot be met by
                                             reinsurance alone. RCRe is rated
                                             "A-" (Excellent) by A.M. Best
                                             Company. On January 18, 2000, A.M.
                                             Best announced that it was placing
                                             our A- rating under review. At
                                             December 31, 1999, RCRe had
                                             statutory surplus of $290.1 million
                                             (or $230.1 million after giving pro
                                             forma effect to our recent
                                             repurchase of 4,755,000 shares of
                                             our common stock from XL Capital
                                             Ltd). You can find more information
                                             about us in the documents that are
                                             incorporated by reference in this
                                             proxy statement. See "Where You Can
                                             Find More Information."


     Folksamerica Holding Company, Inc....   Folksamerica Reinsurance Company,
     Folksamerica Reinsurance Company        an indirect wholly owned subsidiary
     One Liberty Plaza                       of White Mountains Insurance Group,
     New York, New York  10006               Ltd., is a multi-line broker-market
     (212) 312-2500                          reinsurance company which provides
                                             reinsurance to insurers of property
                                             and casualty risks in Caribbean.
                                             Folksamerica Reinsurance the United
                                             States, Canada, Latin America and
                                             the Company is rated "A"
                                             (Excellent) by A.M. Best Company.
                                             At December 31, 1999, Folksamerica
                                             Reinsurance Company had statutory
                                             surplus of approximately $338.5
                                             million. Folksamerica Reinsurance
                                             Company is wholly owned by
                                             Folksamerica Holding Company, Inc.
                                             In this proxy statement, we refer
                                             to Folksamerica Reinsurance Company
                                             and Folksamerica Holding Company
                                             collectively as "Folksamerica."

The Stockholders' Meeting

     Time and Place.......................   The stockholders' meeting will be
                                             held at  1:00  p.m. (local
                                             time) on April 17, 2000 at our
                                             offices, located at 20 Horseneck
                                             Lane, Greenwich, Connecticut 06830.

     Proposal.............................   At the meeting, you will consider
                                             and vote upon the proposal
                                             to approve the sale of our
                                             reinsurance business to
                                             Folksamerica and, effective with
                                             the consummation of the asset sale,
                                             to amend our certificate of
                                             incorporation to change our name
                                             from "Risk Capital Holdings, Inc."
                                             to "Arch Capital Group Ltd." See
                                             "The Stockholders' Meeting--
                                             Proposal."


     Voting and Revocation of Proxies.....   All stockholders of record as of
                                             March 14, 2000 are entitled
                                             to vote at the meeting. Even if you
                                             plan to attend the meeting, please
                                             sign and return your proxy card.
                                             The affirmative vote of a majority
                                             of our outstanding shares is
                                             necessary to approve the proposal,
                                             so a failure to send in a signed
                                             proxy card or vote in person at the
                                             meeting will have the effect of a
                                             vote against the proposal. See "The
                                             Stockholders' Meeting-- Quorum;
                                             Vote Required for Approval."


                                             Any proxy may be revoked by the
                                             person giving it at any time before
                                             it is voted. Proxies may be revoked
                                             by either filing with us a written
                                             notice of revocation bearing a
                                             later date than the date of the
                                             proxy or a later-dated proxy
                                             relating to the same shares, or
                                             attending the stockholders' meeting
                                             and voting in person. See "The
                                             Stockholders' Meeting-- Voting and
                                             Revocation of Proxies."

                                             See "Risk Factors" for a discussion
                                             of some considerations you should
                                             take into account before deciding
                                             how to vote.

                                             Your vote is very important. Please
                                             sign, date and return the proxy
                                             card as soon as possible.

Board Recommendation......................   Our board of directors recommends
                                             that you vote FOR the asset
                                             sale and the name change.

                                             The board's recommendation is based
                                             in part on the recommendation of a
                                             special committee of the board and
                                             an opinion of Donaldson Lufkin &
                                             Jenrette that, as of the date of
                                             that opinion, the consideration to
                                             be received by us in the asset sale
                                             is fair to us from a financial
                                             point of view. See "The Asset
                                             Sale-- Reasons for the Asset Sale
                                             and the Name Change; Our Board of
                                             Directors Recommends the Asset
                                             Sale" and "The Asset Sale--
                                             Donaldson Lufkin & Jenrette Has
                                             Delivered a Fairness Opinion
                                             Relating to the Asset Sale." The
                                             fairness opinion is attached to
                                             this proxy statement as Annex F.

Voting Agreements.........................   Marsh & McLennan Risk Capital
                                             Holdings, Ltd. and The Trident
                                             Partnership, L.P., which together
                                             control 13.3% of the total voting
                                             power of our stock, have signed
                                             voting agreements granting
                                             Folksamerica proxies to vote their
                                             shares in favor of the asset sale.
                                             See "The Asset Sale-- Certain
                                             Stockholders Have Agreed to Vote
                                             For the Asset Sale."

The Asset Sale...........................    Folksamerica Reinsurance Company
                                             will assume RCRe's
                                             liabilities under the reinsurance
                                             agreements transferred to it in the
                                             asset sale and RCRe will transfer
                                             to Folksamerica Reinsurance Company
                                             assets in an aggregate amount that
                                             is, in book value, equal to the
                                             book value of the liabilities
                                             assumed. In consideration for the
                                             transfer of RCRe's book of
                                             business, Folksamerica will pay
                                             $20.335 million in cash at the
                                             closing, subject to adjustment
                                             under the circumstances set forth
                                             in the asset purchase agreement.
                                             Our costs and expenses related to
                                             the transaction are estimated to be
                                             $19 million. See "The Asset
                                             Purchase Agreement."

Escrow Agreement........................     At closing, we will deposit $20
                                             million of the purchase price
                                             into a five-year escrow to
                                             reimburse Folksamerica for losses
                                             relating to business produced on
                                             behalf of RCRe by a certain
                                             managing underwriting agency.
                                             Depending on whether the reserves
                                             related to that business turn out
                                             to have been deficient or redundant
                                             as of the closing, following the
                                             fifth anniversary of the closing,
                                             we may be entitled to none, a
                                             portion or all of the escrowed
                                             funds. If those reserves turn out
                                             to have been redundant, we will
                                             also be entitled to receive from
                                             Folksamerica the amount of the
                                             redundancy. The funds in this
                                             escrow will also be available to
                                             indemnify Folksamerica for its
                                             losses, if any, due to breaches of
                                             certain of our representations and
                                             warranties. See "Other Transaction
                                             Agreements-- Escrow Agreement."

Supplemental Escrow Agreement...........     We may be required to deposit an
                                             additional amount of up to $5
                                             million in a supplemental five-year
                                             escrow if our reserves as of the
                                             closing (other than reserves
                                             covered by the escrow described
                                             above) are more than one-half
                                             percent (0.5%) less than our
                                             independent actuary's estimate. If
                                             the supplemental escrow is
                                             required, depending on whether
                                             those reserves turn out to have
                                             been deficient or redundant,
                                             following the fifth anniversary of
                                             the closing, the escrow agent may
                                             release to us none, a portion or
                                             all of the escrowed funds. See
                                             "Other Transaction Agreements--
                                             Supplemental Escrow Agreement."

No Payment to Stockholders..............     The asset sale does not involve any
                                             merger, consolidation or
                                             liquidation; therefore, no payment
                                             of cash or securities will be made
                                             to stockholders.

                                             Delaware law does not provide for
                                             dissenters' rights in
                                             the context of an asset sale.

No Solicitation.........................     We agreed not to solicit an
                                             acquisition proposal from a third
                                             party.

                                             We also agreed not to take part in
                                             any discussions regarding an
                                             unsolicited acquisition proposal
                                             unless our board determines, based
                                             on the written advice of an
                                             investment bank, that the
                                             acquisition proposal is a superior
                                             proposal and determines, based on
                                             the advice of counsel, that it is
                                             obligated to take part in such
                                             discussions to comply with its
                                             fiduciary duties. If there is such
                                             a superior proposal, we may
                                             terminate the asset purchase
                                             agreement two business days after
                                             giving notice to Folksamerica that
                                             we are prepared to accept the
                                             proposal. See "The Asset Purchase
                                             Agreement-- No Solicitation."

Conditions to Closing...................     The asset purchase agreement
                                             contains conditions to closing,
                                             including the receipt of regulatory
                                             approval, the retention of a key
                                             employee, third party consents and
                                             stockholder approval and the
                                             absence of a material adverse
                                             change since the date of the asset
                                             purchase agreement. See "The Asset
                                             Purchase Agreement-- Conditions to
                                             Closing."

Termination.............................     The asset purchase agreement may be
                                             terminated:

                                                o  if the parties mutually agree
                                                   to terminate it;

                                                o  if the closing has not
                                                   occurred prior to July 31,
                                                   2000;

                                                o  by the non-breaching party,
                                                   if (subject to materiality
                                                   exceptions) any of the
                                                   representations, warranties
                                                   or covenants is breached and
                                                   not cured;

                                                o  by Folksamerica, if we
                                                   violate the "no solicitation"
                                                   covenant;

                                                o  by us, if there is a superior
                                                   proposal; or

                                                o  if our stockholders vote
                                                   against approval of the asset
                                                   purchase agreement.

                                             See "The Asset Purchase Agreement--
                                             Termination."

Termination Fee.........................     If we terminate the asset purchase
                                             agreement in the event of a
                                             superior proposal, we will be
                                             required to pay to Folksamerica a
                                             termination fee of $1.5 million two
                                             days after the day we terminate the
                                             asset purchase agreement.

                                             If, as a result of direct
                                             solicitation by a third party, our
                                             stockholders do not approve the
                                             asset purchase agreement and
                                             thereafter we or Folksamerica
                                             terminate the asset purchase
                                             agreement due to the failure of our
                                             stockholders to approve it or
                                             because the closing has not
                                             occurred prior to July 31, 2000, we
                                             must pay the $1.5 million
                                             termination fee to Folksamerica if
                                             we enter into or consummate an
                                             acquisition proposal with the third
                                             party that solicited our
                                             stockholders within 12 months of
                                             the day we terminate the asset
                                             purchase agreement. See "The Asset
                                             Purchase Agreement-- Termination
                                             Fee."

Accounting Treatment....................     The asset sale will be reflected on
                                             our consolidated balance
                                             sheet as a sale of certain of our
                                             assets and the transfer of certain
                                             of our liabilities. See "The Asset
                                             Sale-- Accounting Treatment of the
                                             Asset Sale."

Tax Consequences........................     The asset sale will not result in
                                             any federal income tax
                                             consequences to you, but the asset
                                             sale will be a taxable transaction
                                             to RCRe for federal income tax
                                             purposes. See "The Asset Sale--
                                             Material Federal Income Tax
                                             Consequences of the Asset Sale."


Regulatory Matters......................     The Nebraska Insurance Department
                                             has approved the asset
                                             sale. The asset purchase agreement
                                             requires that the approval of the
                                             insurance departments of New York
                                             and Florida be obtained before the
                                             asset sale can be consummated. We
                                             have been granted early termination
                                             of the waiting period requirement
                                             under federal antitrust law . See
                                             "The Asset Sale-- Regulatory
                                             Matters."

Interest of Officers and Directors in...     Our executive officers and the
the Asset Sale                               chairman of our board will be
                                             entitled to  receive payments
                                             following the asset sale.  See
                                             "Interests of Certain Persons in
                                             Matters to Be Acted Upon --
                                             Payments to Executive Officers and
                                             Chairman of the Board."

                                             Upon stockholder and regulatory
                                             approval of the asset sale, all
                                             unvested stock options and shares
                                             of restricted stock held by our
                                             executive officers and members of
                                             our board will immediately vest.
                                             See "Interests of Certain Persons
                                             in Matters to Be Acted Upon --
                                             Vesting of Options and Restricted
                                             Shares."

                                             The chairman of our board and two
                                             of our stockholders own, and will
                                             continue to own after the asset
                                             sale is completed, warrants to
                                             purchase shares of our common
                                             stock. See "Interests of Certain
                                             Persons in Matters to Be Acted Upon
                                             -- Ownership of Warrants."

                             SUMMARY FINANCIAL DATA

         The following tables reflect selected unaudited pro forma condensed consolidated financial data for the year ended December 31, 1999 compared to our and RCRe's consolidated historical data for the years ended December 31, 1999, 1998 and 1997.


         The selected unaudited pro forma condensed consolidated financial data have been derived from the unaudited pro forma condensed consolidated financial information included elsewhere in this proxy statement. The unaudited pro forma income statement and per share data reflect our historical accounts for the year ended December 31, 1999, adjusted to give pro forma effect to the proposed sale of our reinsurance business to Folksamerica and the stock repurchase from XL Capital as if such transactions had occurred on January 1, 1999. The unaudited pro forma balance sheet data reflect our historical accounts as of December 31, 1999, adjusted to give pro forma effect to the asset sale and stock repurchase as if those transactions had occurred on December 31, 1999. The unaudited pro forma data are presented for illustrative purposes only and are not indicative of the results of operations or financial position that would have occurred if the transactions had been completed on the assumed dates, nor are they necessarily indicative of our future operating results or financial position.


         Our selected consolidated historical data set forth below are derived from our audited consolidated financial statements and should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this proxy statement.

                                                                  Years Ended December 31,
                                            --------------------------------------------------------------------
                                             Pro forma                             Historical
                                            -----------    -----------------------------------------------------
                                               1999                1999               1998               1997
                                            -----------    ----------------    ---------------     -------------
                                                        (Dollars in thousands, except per share data)
Statement of Operations Data
  Net premiums earned                               --           $311,368            $206,194           $107,372
  Total revenues                               $29,834            348,768             247,133            120,972
  Net income (loss)                             17,950            (32,436)              3,091              2,039
  Comprehensive income (loss)                      739            (52,286)             (4,375)            47,107

Per Share Data
Net income (loss)   - basic                      $1.46             ($1.90)              $0.18              $0.12
                    - diluted                    $1.46             ($1.90)              $0.17              $0.12

Comprehensive
    income (loss)   - basic                      $0.06             ($3.06)             ($0.26)             $2.77
                    - diluted                    $0.06             ($3.06)             ($0.26)             $2.76

Average shares
    outstanding     - basic                 12,331,732         17,086,732          17,065,165         17,032,601
                    - diluted               12,331,808         17,086,808          17,718,223         17,085,788

Cash dividends per share                          N/A                N/A                 N/A                N/A



                                      -6-

                                                                  Years Ended December 31,
                                            --------------------------------------------------------------------
                                             Pro forma                             Historical
                                            -----------    -----------------------------------------------------
                                               1999                1999               1998               1997
                                            -----------    ----------------    ---------------     -------------
                                                        (Dollars in thousands, except per share data)

Balance Sheet Data
Cash and invested assets                      $283,137           $585,909            $587,155           $505,728
Total assets                                   303,360            864,359             757,830            581,247
Stockholders' equity                           297,019            346,514             398,002            401,031
Book value per
    share           - basic                     $24.08             $20.28              $23.29             $23.51
                    - diluted                   $24.08             $20.28              $22.75             $22.79
Shares
    outstanding     - basic                 12,332,970         17,087,970          17,087,438         17,058,462
                    - diluted               12,332,970         17,087,970          17,497,904         17,601,608


                   QUESTIONS AND ANSWERS ABOUT THE ASSET SALE



Q:   What is being sold in the asset sale?

A: We are selling our reinsurance business through the transfer of the reinsurance assets and liabilities of our operating subsidiary, Risk Capital Reinsurance Company ("RCRe"), to Folksamerica Reinsurance Company for a purchase price of $20.335 million.

Q:   Will the company pay any dividends after the asset sale is completed?

A: We have no current intention to pay dividends or make any other distribution to stockholders.

Q:   Will the company be repurchasing shares?

A: Our board intends to reach a determination regarding repurchases of our shares after consummation of the asset sale, but no decision has yet been made as to whether any such repurchases will be made or the amount, timing or method of any such repurchases, which will depend on future circumstances.

Q:   Will I continue to be able to sell my shares?

A: The asset sale will not affect stockholders' rights to sell or otherwise transfer shares.

Q: Why is the transaction structured as a sale of the company's reinsurance business rather than a sale of the entire company?

A: Our shares have been, for some time, trading at a significant discount to book value. We believe that this transaction should result in greater value realization than would a sale of the entire company, although we cannot predict the overall market impact of the asset sale or any other transaction on the trading price of our shares. We also believe that this structure best reflects the intent of the parties and provides for future flexibility.

Q:   What will be the book value of the company's remaining assets?

A: As of December 31, 1999, our book value was $346.5 million, or $20.28 per share. As of that date, assuming that the proposed asset sale to Folksamerica and our repurchase of 4,755,000 shares from XL Capital Ltd, described in this proxy statement, had occurred on that date, our book value would have been $297.0 million, or $24.08 per share. Please read the section entitled "Unaudited Pro Forma Condensed Consolidated Financial Data" in this proxy statement for details regarding the assumptions underlying these calculations.


     On January 14, 2000, the trading day before we announced the asset sale, the closing price of our common stock as reported on the Nasdaq National Market was $14.875. On March 13, 2000, the closing sale price per share for our common stock as reported on the Nasdaq National Market was $14.875.

Q:   What will the company do after the asset sale is completed?

A: The company's objective will be to serve as a vehicle to effect business combinations and ventures, whether by acquiring all or a portion of companies, merger, exchange of stock or otherwise, with one or more operating companies that the board believes will have potential to increase stockholder value. These business combinations and ventures may be with companies that are not in the insurance business. The company may cease to pursue this business objective at any time and may also consider alternatives. In addition, as discussed above, our board intends to reach a determination regarding repurchases of our shares.

Q:   Will the company retain its insurance licenses?

A: We have no current intention to cause our insurance subsidiaries, RCRe and Cross River Insurance Company, to relinquish or dispose of their insurance licenses.

Q: Does the board have an alternative strategic plan in the event the stockholders do not approve the asset sale?

A: At this time, the board does not have a specific alternative strategic plan.

Q: Will I be able to vote separately on the change in the nature of the company's business?

A: No. Stockholders will not have an opportunity to vote separately on the change in the nature of the business of the company. Consequently, a vote in favor of the approval of the asset sale and name change will in effect constitute a vote in favor of changing the nature of the business of the company as determined by our board of directors.

Q:   When do you expect the asset sale to be completed?

A: We are working toward completing the asset sale as quickly as possible. In addition to stockholder approval, we must satisfy certain other conditions to closing, as described in this proxy statement in "The Asset Purchase Agreement -- Conditions to Closing." We currently expect to complete the asset sale in the second quarter of 2000.

Q:   What should I do now?

A: After you have carefully reviewed this document, you should mail your completed, dated and signed proxy card in the provided prepaid envelope as soon as possible so that your shares will be voted at the stockholders' meeting.

                                  RISK FACTORS

     In deciding whether to approve the proposal, stockholders should consider the following risk factors, as well as the other information in this document.

Cautionary note regarding forward-looking statements

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. All statements other than statements of historical fact included in or incorporated by reference in this proxy statement are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology.

     Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors relating to our existing business that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this proxy statement and include:

     o    the acceptance in the market of our reinsurance products;

     o competition from new products (including products that may be offered by the capital markets);

     o    the availability of investments on attractive terms;

     o competition, including increased competition (both as to underwriting and investment opportunities);

     o changes in the performance of the insurance sector of the public equity markets or market professionals' views as to such sector;

     o    the amount of underwriting capacity from time to time in the market;

     o general economic conditions and conditions specific to the reinsurance and investment markets in which we operate;


     o    regulatory changes and conditions;


     o    rating agency policies and practices; and

     o claims development, including as to the frequency or severity of claims and the timing of payments.

     In addition to risks and uncertainties related to our existing business, the transactions described in this proxy statement are subject to various risks and uncertainties including the risks that the conditions to closing will not be satisfied and that the costs of the transaction and purchase price and reserve adjustments will be greater than currently expected with resulting effects on our book value.

     Forward-looking statements relating to the transaction that is the subject of this proxy statement are discussed below and elsewhere in this proxy statement and include:

     o    the purchase price to be paid by Folksamerica;

     o    the tax consequences of the asset sale;

     o    RCRe's reserves for its book of business;

     o    our future business operations and strategy;

     o potential stock repurchases; RCRe's payment of special distributions to us following the asset sale;

     o transaction costs incurred in connection with the asset sale and the XL Capital stock repurchase;

     o our book value and the trading price of our common stock after the asset sale and the XL Capital stock repurchase;

     o amount of premiums expected to be generated in 2000 from in-force treaties;

     o our estimate of after-tax losses relating to RCRe's maximum aviation exposures; and

     o    our management of catastrophe exposures.

     All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                        Risks Relating to the Asset Sale

The ultimate purchase price to be paid by Folksamerica in the asset sale may be less than $20.335 million.

     Folksamerica Reinsurance Company will assume RCRe's reinsurance liabilities and RCRe will transfer to Folksamerica Reinsurance Company assets in an aggregate amount that is, in GAAP book value (as set forth on our estimated closing date balance sheet), equal to the GAAP book value (as set forth on our estimated closing date balance sheet) of the liabilities assumed. In consideration for the transfer of RCRe's book of business, Folksamerica will pay $20.335 million in cash at the closing, subject to adjustment under the circumstances described below.

     Following the closing, the closing date balance sheet will be audited by our independent public accountants. Folksamerica is permitted to dispute the closing date balance sheet (other than the component of the balance sheet that relates to our loss reserves). Any dispute will be referred to neutral experts mutually acceptable to us and Folksamerica for final resolution. In the event that we overestimated the net value of the assumed business, we will be required to pay to Folksamerica a post-closing purchase price adjustment. Conversely, if we underestimated the net value of the assumed business, Folksamerica will be required to pay us a post-closing purchase price adjustment.

     We have agreed to indemnify Folksamerica in connection with the asset sale. See "--We may be liable to Folksamerica for breaches of representations and warranties" and "The Asset Purchase Agreement -- Indemnification."

     At the closing, $20 million of the purchase price will be delivered into escrow. The final disposition of this $20 million will generally be determined five years after closing of the asset sale and will depend on whether our closing date loss reserves relating to business produced on behalf of RCRe by a certain managing underwriting agency turns out to have been redundant or deficient. In the event that there is no deficiency, all of the amounts then in escrow will be released to us and, in addition, Folksamerica will pay us in cash the amount of any redundancy. In the event that there is a deficiency of less than $20 million, the amount of the deficiency will be released from the escrow to Folksamerica and the remainder will be released to us. In the event that the deficiency is more than $20 million, all of the amounts then in escrow will be released to Folksamerica, but Folksamerica will have no further recourse to us. Moreover, amounts in this escrow may be released to Folksamerica to satisfy its indemnification claims against us under the asset purchase agreement relating to undisclosed liabilities, RCRe's reinsurance and retrocession treaties, accounts receivable and the managing underwriting agency referred to above or the business produced by it.

     We may be required to deposit an additional amount of up to $5 million in a supplemental escrow for five years in the event that our closing date loss reserves (other than reserves covered by the escrow described above) are less by more than one-half percent (0.5%) than those estimated by our independent actuary. This supplemental escrow will be governed by terms substantially similar to the escrow described above, except that (1) if those reserves turn out to have been redundant, the full escrow fund will be released to us, but Folksamerica will have no obligation to make payments to us and (2) this escrow will not be available to satisfy indemnification claims.

     In connection with either escrow arrangement, we will record a loss in an amount equal to any probable deficiency in the related reserve that may become known during or at the end of the five year period.

     Under the Internal Revenue Code, a purchaser of insurance assets may become liable for a "bargain purchase price tax" if, in a transaction, the tax basis of the assets it is purchasing is more than the tax basis of the liabilities it is assuming plus the purchase price it is paying (including transaction costs). We have agreed to grant Folksamerica a credit against the purchase price for a portion of this potential tax by the following method:

     To the extent it is determined that the tax basis of the assets being transferred exceeds the sum of

     o    the tax basis of the liabilities being transferred,

     o    the final purchase price, and

     o    Folksamerica's transaction costs relating to the asset sale,

we will give Folksamerica a credit against the purchase price equal to:

     o if the excess is $15 million or less, then the lesser of (1) 17.5% of the excess and (2) $2 million; and

     o if the excess is more than $15 million, then the sum of (1) $2 million plus (2) 35% of the excess.

     Under the asset purchase agreement, we have agreed to retain the liabilities relating to our severance plans and agreements, as well as to pay to Folksamerica at closing the amount by which the cost of reinsurance protection on our aviation line of business exceeds the net premiums we earn on that business after December 31, 1999. Furthermore, as described above, we are liable for a portion of Folksamerica's bargain purchase price tax liability and our own transaction costs. We estimate that these costs will be approximately $19 million in the aggregate, which amount will effectively reduce the purchase price we will retain. These costs are reflected in the pro forma book value amounts set forth under "Unaudited Pro Forma Condensed Consolidated Financial Data."

Folksamerica may be unable to make payments that they may become obligated to make to us.

     As described above, following the closing, Folksamerica will be required to make payments to reinsureds under RCRe's reinsurance agreements transferred in the asset sale and to indemnify us for losses arising out of or relating to those agreements. The asset purchase agreement provides that if our closing date loss reserves (other than reserves covered by the $20 million escrow) are found to be redundant as of the fifth anniversary of the closing, Folksamerica will pay us the amount of that redundancy up to $2 million. In addition, as described above, Folksamerica may be required to make certain purchase price adjustment payments to us under the asset purchase agreement and pay to us the amount of any loss reserve redundancy under the $20 million escrow agreement, some of which may be payable more than five years after the closing. Therefore, we remain exposed to Folksamerica's creditworthiness and ability under applicable regulatory requirements to make payments to us. Folksamerica may refuse or be unable to make all the payments it may be required to make to us.

We may be liable to Folksamerica for breaches of representations and warranties.

     Under the asset purchase agreement, we have made extensive representations and warranties about us and the assumed business. Representations and warranties are required to be reaffirmed as of the closing, and our inability to reaffirm them will (if, in the case of representations and warranties that are not already qualified by materiality, it would result in a material adverse effect) entitle Folksamerica to terminate the agreement. Our representations and warranties relating to the following matters will survive for one year following the closing and, if breached, could result in liability to us:

     o    incorporation and authority to enter into the transaction;

     o property and assets necessary to operate the assumed business remaining in our company or our affiliates and outstanding intercompany obligations relating to the assumed business;

     o compliance with instruments, including our certificate of incorporation and bylaws, and other agreements to which we are party;

     o    absence of undisclosed liabilities;

     o title and rating of all of our fixed income investments being transferred to Folksamerica;

     o our transactions that combine capital investments with reinsurance ("Integrated Solutions") for which we had obligations as of September 30, 1999;

     o absence of a material adverse change since September 30, 1999 relating to the assumed business;

     o absence of adjustments to case reserves since September 30, 1999, except in the ordinary course consistent with past practice;

     o actuarial reports of the company for periods ending on or after December 31, 1995;

     o reinsurance and retrocession agreements being transferred in the asset sale;

     o    accounts receivable;

     o    non-competition covenants;

     o    agents through whom RCRe sells insurance; and

     o    broker's or finder's fees.

In addition, representations and warranties relating to tax matters will survive until the expiration of the applicable statute of limitations. We retain our tax and employee benefit liabilities and other liabilities not being assumed by Folksamerica, including all liabilities not arising under RCRe's reinsurance agreements transferred to Folksamerica Reinsurance Company. All of the reinsurance agreements transferred to Folksamerica Reinsurance Company are listed in a schedule to the asset purchase agreement.

RCRe may retain exposure on the reinsurance agreements that are being transferred to Folksamerica Reinsurance Company.


     Under the transfer and assumption agreement to be entered into at the closing, Folksamerica Reinsurance Company will assume RCRe's obligations under the reinsurance agreements being transferred in the asset sale. Following the closing, Folksamerica Reinsurance Company will notify the reinsureds under the in-force reinsurance agreements that it has assumed RCRe's obligations and that, unless the reinsureds object to the assumption, RCRe will be released from its obligations to those reinsureds. However, RCRe will continue to be liable under those reinsurance agreements if the reinsureds object to the release of RCRe from its obligations or the notice is found not to be an effective release by the reinsureds. Folksamerica has agreed to indemnify us for any losses arising out of the reinsurance agreements transferred to Folksamerica Reinsurance Company in the asset sale. However, in the event that Folksamerica refuses or is unable to perform its obligations to us, RCRe may incur losses relating to the reinsurance agreements transferred in the asset sale.


               Risks Relating to Our Business After the Asset Sale

We may have no operating history in our new line of business.

     Following the asset sale, the company's objective will be to serve as a vehicle to effect business combinations and ventures, whether by acquiring all or a portion of companies, merger, exchange of stock or otherwise, with one or more operating companies that the board believes will have potential to increase stockholder value. These business combinations and ventures may be with companies that are not in the insurance business. The company may cease to pursue this business objective at any time and may also consider alternatives. We may have had no operating history in our new line of business, although members of our board of directors have broad business experience. Accordingly, there can be no assurance that our future operations will generate cash flows or operating or net income, and our prospects must therefore be considered in light of the risks, expenses, problems and delays inherent in acquiring and/or establishing a new business. We and our stockholders may suffer a substantial loss should the new business plan prove to be unsuccessful.

     Our success will depend almost entirely on the operations, financial condition and management of the companies in which we may acquire interests or with which we may merge. Further, these ventures may involve financial and operational risks. Financial risks include the possible incurrence of indebtedness by us in order to effect the acquisitions and the consequent need to service that indebtedness. Operational risks include the possibility that a venture does not ultimately provide the benefits we had originally anticipated while we continue to incur operating and other expenses. In addition, if we make a strategic investment by acquiring a minority interest in a company, we may lack elements of control over the operations and strategy of the business in which we invested. We cannot assure you that we will be successful in identifying new operating businesses, completing and financing business combination or venture transactions on favorable terms, or operating our new business successfully. In implementing our strategy, we will attempt to minimize the risk of unexpected liabilities and contingencies associated with our new operating businesses through planning, investigation and negotiation, but unexpected liabilities and contingencies may nevertheless accompany such transactions.

We cannot specify the exact nature of the business risks we may encounter in the future.

     We have not identified the business opportunities and businesses in which we will attempt to obtain an interest. We therefore cannot describe the specific risks presented by such businesses. To the extent that we effect a business combination with or invest in a financially unstable company or an entity in its early stage of development or growth (including entities without established records of revenues or income), we will become subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, to the extent that we effect a business combination with an entity in an industry characterized by a high level of risk, we will become subject to the unascertainable risks of that industry. An extremely high level of risk frequently characterizes industries which experience rapid growth. Although we will endeavor to evaluate the risks inherent in a particular new operating business or industry, we cannot assure you that we will properly ascertain or assess all such risks. Such new operating business may involve an unproven product, technology or marketing strategy, the ultimate success of which cannot be assured. The new operating businesses may be in competition with larger, more established firms that have competitive advantages over us. Our investment in a business opportunity may be highly illiquid and could result in a total loss to us if the opportunity is unsuccessful.

We may need to secure additional financing to carry out our business plan.

     We may be required to raise cash to consummate a business combination, to provide funds for an additional infusion of capital into a new operating business or to fund any share repurchases we may make. The amount and nature of any borrowings by us will depend on numerous considerations, including our capital requirements, our perceived ability to meet debt service on any such borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. If we are able to raise additional funds through the incurrence of debt, and we do so, we would likely become subject to restrictive financial covenants. Additionally, to the extent that debt financing ultimately proves to be available, any borrowings may subject us to various risks and restrictions traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to service that indebtedness. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders would be diluted, our earnings and book value per share could be diluted and, if such equity securities take the form of preferred stock, the holders of such preferred stock may have rights, preferences or privileges senior to those of holders of common stock. We are not currently in discussions, nor have we had any discussions, with respect to obtaining any debt or equity financing. We cannot assure you that we will be able to raise equity capital, obtain capital lease or bank financing or incur other indebtedness to fund any business combination or the working capital and other capital requirements of a new operating business on terms deemed by us to be commercially acceptable and in our best interests.

We may incur significant costs to avoid investment company status and may suffer other adverse consequences if deemed to be an investment company.

     We may incur significant costs to avoid investment company status and may suffer other adverse consequences if deemed to be an investment company under the Investment Company Act of 1940. Some equity investments in other businesses made by us to date and in the future constitute or may constitute investment securities under the Investment Company Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. Investment companies are subject to registration under, and compliance with, the Investment Company Act unless an exclusion applies. If we were deemed to be an investment company and could not rely on an exclusion, unless we complied with the registration and other extensive requirements of the Investment Company Act, we would be prohibited from engaging in business or issuing our securities as we have in the past and might be subject to civil and criminal penalties for noncompliance. In addition, in such case, certain of our contracts might be voidable, and a court-appointed receiver could take control of us and liquidate our business.

     Our investment securities currently comprise more than 40% of our assets. We currently rely on an exclusion under the Investment Company Act for insurance companies. Immediately following the asset sale, when we will not have an operating business, we will need to rely on one or more other exclusions from regulation under the Investment Company Act. If at any time we could not rely on an exclusion, we would attempt to reduce our investment securities as a percentage of our total assets. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of assets that do not constitute investment securities. These sales may be at depressed prices and we may never realize the anticipated benefits from, or may incur losses on, these investments. We may not be able to sell some investments because of contractual or legal restrictions or our inability to locate a buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to purchase additional investment securities that may be important to our future operating strategy. We may not be able to identify and acquire suitable assets that do not constitute investment securities on acceptable terms.

Our ability to attract and retain key personnel may be limited.

     Our future success depends on our ability to attract and retain key management and other personnel with expertise required in connection with the acquisition and/or growth and development of a new business. See "The Asset Sale--Management Changes." We cannot assure you that we will be successful in attracting and retaining such executives and personnel. Inability to attract and retain qualified personnel and the loss of services of key personnel could have a material adverse effect on our ability to acquire and/or enter new businesses and on our results of operations.

We will face intense competition as we seek to complete acquisitions and other business combinations.

     We will be a small participant in the market of seeking mergers with and acquisitions of all or a portion of other entities. We expect to encounter intense competition from other entities having business objectives similar to ours. Many of these entities are well-established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater financial, technical, human and other resources than ours and we cannot assure you that we will have the ability to compete successfully. Our financial resources will be limited in comparison to those of many of our competitors. We cannot assure you that we will be able to achieve our stated business objectives.

The financing of our business plan may cause us to forfeit certain tax benefits.

     We expect that our remaining net loss carry-forwards will remain available for use by us following the asset sale. In general, under Internal Revenue Code
Section 382, a change in control occurs when the major stockholders of a corporation with net operating losses increase their ownership of its stock (including through the exercise of warrants and stock repurchases) by more than 50 percentage points within a three-year period ending on the day of any ownership shift. If such a change in control occurs, the utilization of the remaining net loss carry-forwards would be limited and possibly lost. In general, the amount of this limitation is determined by taking the value of the stock of the corporation multiplied by a "long-term tax-exempt rate." The long-term tax-exempt rate is adjusted monthly by the Internal Revenue Service. We cannot predict the degree of fluctuation in the long-term tax-exempt rate, but the rate for March 2000 is 5.84%. To finance a business combination, we may have to raise equity from persons or entities not presently our stockholders, which could result in a change in control. We cannot assure you that we (or any company successor) will be able to receive benefits from any net loss carry-forwards. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Income Taxes."

     As a general rule, federal and state tax laws and regulations have a significant impact upon the structuring of business combinations. We will evaluate the possible tax consequences of any prospective business combination and will endeavor to structure the business combination so as to achieve a favorable tax treatment to us and our stockholders. We cannot assure you, however, that the Internal Revenue Service or other tax authorities will ultimately assent to our proposed tax treatment of a consummated business combination. To the extent the IRS or other tax authorities ultimately prevail in recharacterizing the tax treatment of a business combination, there may be adverse tax consequences to us, the new operating business and our stockholders.

The public market for our common stock may become limited.

     There can be no assurance that an active trading market for our common stock will continue. Historically, the market prices for securities of non-operating companies in the business of seeking mergers and acquisitions have been highly volatile. The market price of our common stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for our common stock, announcements of potential business combinations and changes in the industry or industries which we may enter, as well as general economic and market conditions. We expect to continue to file and be current in our Securities Exchange Act reports as we pursue our business objectives. Accordingly, we anticipate that our common stock will continue to be quoted on the Nasdaq National Market.

We may issue new equity in order to help attain our new business plan.


     Generally, the board of directors has the power to issue new equity (to the extent of authorized shares) without stockholder approval, except that stockholder approval may be required under applicable law or Nasdaq National Market rules for certain transactions. We may issue new equity to raise additional capital in connection with a business combination or venture transaction with an operating business. Any additional issuance by us would have the effect of diluting the percentage ownership of our stockholders, could have the effect of diluting our earnings and our book value per share, could result in stockholders of another company obtaining a controlling interest in us, and could result in the adverse tax consequences described above. We have no current arrangement, agreement or understanding with respect to the sale or issuance of any new equity.


We currently do not anticipate paying dividends, but may consider share repurchases.

     Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by our board of directors. Our board of directors currently does not intend to declare dividends or make any other distributions.

     Our board intends to make a determination regarding repurchases of our shares after the consummation of the asset sale, but no decision has yet been made as to whether any such repurchases will be made or the amount, timing or method of any such repurchases, which will depend on future circumstances.

                            THE STOCKHOLDERS' MEETING

     We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our board of directors at the stockholders' meeting, and at any adjournments and postponements of the meeting.

Time and Place


     The stockholders' meeting will be held on April 17, 2000 at 1:00 p.m. (local time) at our offices, located at 20 Horseneck Lane, Greenwich, Connecticut 06830.


Proposal

     At the stockholders' meeting, our stockholders will consider and vote on the proposal to approve the sale of substantially all of the reinsurance business of our operating subsidiary Risk Capital Reinsurance Company to Folksamerica Reinsurance Company pursuant to the Asset Purchase Agreement dated as of January 10, 2000 among Risk Capital Holdings, Inc., Risk Capital Reinsurance Company, Folksamerica Holding Company, Inc. and Folksamerica Reinsurance Company and, effective with the consummation of the asset sale, to amend our certificate of incorporation to change the name of the company from "Risk Capital Holdings, Inc." to "Arch Capital Group Ltd."

     Stockholders will not have an opportunity to vote separately on the change in the nature of the business of the company. Consequently, a vote in favor of the approval of the asset sale and name change will in effect constitute a vote in favor of changing the nature of the business of the company as determined by our board of directors.

Record Date; Voting at the Stockholders' Meeting


     The board of directors has fixed the close of business on March 14, 2000 as the record date for determination of the stockholders entitled to notice of and to vote at the stockholders' meeting and any and all postponements or adjournments of the stockholders' meeting. On the record date, there were approximately 12,329,424 shares of common stock outstanding and entitled to vote, which were held by 47 holders of record and approximately 1,600 beneficial holders. Each holder of record of common stock on the record date is entitled to cast one vote per share. A stockholder may vote in person or by a properly executed proxy on each proposal put forth at the stockholders' meeting.


Quorum; Vote Required for Approval

     The presence in person or by properly executed proxy of a majority of our common stock outstanding and entitled to vote at the stockholders' meeting is necessary to constitute a quorum. If a quorum is not present, the stockholders' meeting may be adjourned from time to time until a quorum is obtained. The approval of the proposal requires the affirmative vote of the holders of a majority of our common stock outstanding and entitled to vote.

     Our officers and directors will be present at the stockholders' meeting and available to respond to questions. Our independent accountants are expected to be present at the stockholders' meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Under applicable rules, brokers that hold shares in street name for customers are precluded from exercising their voting discretion on those shares. Signed proxies held by brokers without instructions are referred to as "broker non-votes." While broker non-votes will be counted for purposes of determining whether there is a quorum at the stockholders' meeting, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote these shares. Since the affirmative vote of a majority of the common stock outstanding and entitled to vote is required to approve the proposal, a broker non-vote or the failure to vote in person or by proxy will have the effect of a vote against the proposal.

Voting and Revocation of Proxies

     All stockholders should complete, sign and return the enclosed form of proxy. All shares of common stock represented at the stockholders' meeting by properly executed proxies received before or at the stockholders' meeting, unless those proxies have been revoked, will be voted at the stockholders' meeting, including any postponement or adjournment of the stockholders' meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of the proposal.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either

     o filing, including by facsimile, with the Secretary of Risk Capital Holdings, Inc., before the vote at the stockholders' meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, or

     o    attending the stockholders' meeting and voting in person.

     In order to vote in person at the stockholders' meeting, stockholders must attend the stockholders' meeting and cast their vote in accordance with the voting procedures established for the stockholders' meeting. Attendance at a stockholders' meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the stockholders' meeting to Risk Capital Holdings, Inc., 20 Horseneck Lane, Greenwich, Connecticut 06830,
Facsimile: (203) 861-4508, Attention: Secretary.

Solicitation of Proxies


     Proxies are being solicited by and on behalf of the board of directors. We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitations. We will pay MacKenzie Partners, Inc. approximately $4,500 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards.


Other Matters

     As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting, other than as described in this proxy statement. If any other matters shall properly come before the special meeting or any adjournments or postponements of the special meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our board of directors and management.

                                 THE ASSET SALE

Background of the Asset Sale

     Our board has continually monitored and reviewed the insurance industry and general economic conditions, as well as the company's position in those environments, with the objective of enhancing stockholder value. Our shares have been, for some time, trading at a significant discount to book value.

     Recognizing the need to have a comprehensive and thorough review of strategic alternatives available to us, the board retained Donaldson, Lufkin & Jenrette in March 1999. Its role would include identifying potential acquirors and transactions, assisting us in the negotiation of the financial aspects of any proposed transaction and rendering an opinion regarding the fairness to us from a financial point of view of the consideration to be received in a transaction. Donaldson, Lufkin & Jenrette's compensation arrangements, set forth in letter agreements in May and November of 1999, are described under "--Donaldson, Lufkin & Jenrette Has Delivered a Fairness Opinion Relating to the Asset Sale."

     On April 15, 1999, the board established a strategic alternative evaluation committee, consisting of Robert Clements, Stephen Friedman, Lewis L. Glucksman and Mark D. Mosca. The strategic alternative evaluation committee was directed to evaluate possible business combinations and other strategic alternatives for the purpose of presenting possible opportunities to the board.

     In consultation with representatives of Donaldson, Lufkin & Jenrette, we reviewed the various structuring possibilities for a transaction. After consideration, we decided to pursue a sale of our reinsurance operations rather than a business combination or a sale of the entire company.

     In April 1999, Company X advised Donaldson, Lufkin & Jenrette that it was interested in exploring a transaction for the purchase of RCRe's business for consideration to consist of cash and shares of Company X common stock. On April 8, 1999, we and Company X executed a confidentiality agreement and formally began conducting due diligence on each other's businesses. On May 11, 1999, our board met to discuss the transaction with Company X and also identified certain other prospective business partners that could provide us with additional opportunities to increase stockholder value. We and Company X began to negotiate the terms of a transaction. On May 27, 1999, the board, with its legal advisors present, met to discuss the potential transaction with Company X and to designate a special committee consisting of Thomas V.A. Kelsey, Mr. Glucksman and Robert F. Works to evaluate and make recommendations to the full board with respect to a potential transaction with Company X. We and Company X could not reach agreement, however, and the discussions ended.

     After discussions with Company X ended, we, in consultation with representatives of Donaldson, Lufkin & Jenrette, determined that a sale exploration process offered the best means of finding a purchaser that would offer the most value for our reinsurance business. This sale exploration process included identifying potential buyers, evaluating their preliminary interest and conducting due diligence sessions. Representatives of Donaldson, Lufkin & Jenrette conducted an extensive process to identify and solicit potential buyers of our reinsurance business. They contacted a total of 18 additional parties, 12 of whom received a confidential information memorandum regarding our company and its business, and several of whom conducted due diligence. The confidential information memorandum indicated that, although we preferred a transaction involving the sale of our reinsurance business, we were willing to consider any form of transaction that we believed would be in the best interests of our stockholders. Together with representatives of Donaldson, Lufkin & Jenrette, we engaged in preliminary discussions regarding a transaction with several parties who indicated interest. In each case other than with Folksamerica, the discussions were terminated at an early stage.

     In early June 1999, Folksamerica expressed an interest in acquiring RCRe's business. On June 11, 1999, Folksamerica sent us a non-binding letter expressing its interest in acquiring RCRe or RCRe's insurance business (as well as its financial ability to do so) and its desire to conduct due diligence on RCRe. On June 15,

1999, Folksamerica executed a confidentiality agreement and formally began to conduct due diligence. We began negotiating with representatives of Folksamerica regarding the terms of a possible transaction. Our legal advisors and representatives of Donaldson, Lufkin & Jenrette, as well as the legal and financial advisors of Folksamerica, participated in some of these negotiations.

     On September 14, 1999, the board designated a special committee consisting of Mr. Kelsey, Mr. Glucksman and Mr. Works to evaluate a transaction with Folksamerica and make a recommendation to the full board.

     On October 25, 1999, we entered into a letter agreement with Folksamerica whereby it agreed to conduct additional analysis to confirm its interest in a possible acquisition of RCRe's reinsurance business in accordance with the terms set forth on a preliminary term sheet. The letter stated that by November 1, 1999, Folksamerica aimed to confirm its interest in continuing to pursue the proposed transaction pursuant to the terms set forth on the preliminary term sheet. If confirmation was provided on that date consistent with the terms of the preliminary term sheet, we agreed to either (1) provide Folksamerica with an exclusivity period commencing at that time and continuing until November 15, 1999 to complete negotiation of a transaction or (2) reimburse Folksamerica for 50% of the costs incurred by it between October 25, 1999 and November 1, 1999 during its analysis of RCRe.

     On October 28, 1999, the special committee met with members of management and representatives of Donaldson, Lufkin & Jenrette to review the negotiations with Folksamerica. Representatives of Donaldson, Lufkin & Jenrette reported that the sale exploration process culminated in one proposal (from Folksamerica) that would result in an acquisition of our reinsurance business at a price potentially at or above book value, and further indicated the asset sale to Folksamerica was attractive for a number of reasons, including among others, the potential premium to book value represented by the proposal, market factors and the alternatives available to us. The special committee authorized management to discuss the Folksamerica proposal to determine whether a definitive agreement could be entered into and requested Donaldson, Lufkin & Jenrette to prepare a detailed financial analysis of the proposed transaction.

     On November 10, 1999, counsel to Folksamerica provided us with an initial draft of a purchase agreement.

     On November 11, 1999, the special committee met with management and representatives of Donaldson, Lufkin & Jenrette. Management updated the board as to the negotiations of the Folksamerica transaction and stated that the asset sale was the best alternative for the company. After detailed discussion of the proposed transaction and future business opportunities available to the company, the special committee requested Donaldson, Lufkin & Jenrette to present its full financial analysis of the asset sale at the next board meeting and to address the fairness of the consideration.

     On November 12, 1999, the special committee met, with management, counsel to the special committee, counsel to the company and representatives of Donaldson, Lufkin & Jenrette present, to further discuss the asset sale to Folksamerica. Management summarized the negotiations and present terms of the Folksamerica transaction, and Donaldson, Lufkin & Jenrette stated that, based on the draft documentation, the consideration to be received by us in the proposed asset sale is fair to us from a financial point of view.

     On November 12, 1999, the board of directors met, with its legal and financial advisors present, to consider the Folksamerica transaction in the context of other potential opportunities. The special committee discussed its meetings and other work to date, the focus of which was the proposed asset sale to Folksamerica and alternative transactions with other parties, and then requested Donaldson, Lufkin & Jenrette to present to the board its analysis of the Folksamerica transaction as reflected in the draft documentation. Donaldson, Lufkin & Jenrette presented its financial analysis of the asset sale to Folksamerica and reiterated its oral opinion that, based on the draft documentation, the consideration to be received by us in the asset sale is fair to us from a financial point of view.

     Members of the board discussed Donaldson, Lufkin & Jenrette's presentation with representatives of Donaldson, Lufkin & Jenrette and management. Management indicated that it believed the asset sale to Folksamerica was the best alternative available to the company at the time. The special committee recommended the Folksamerica transaction to the entire board as it was presently being discussed, subject to acceptable final definitive documentation being completed and receipt of an acceptable fairness opinion from Donaldson, Lufkin & Jenrette. The board unanimously resolved that the special committee be delegated the authority to respond to and approve changes made to the terms of the transaction in the course of negotiating final documentation with Folksamerica, unless those changes represented a substantial departure from the transaction terms outlined to the board. Following that action, the board unanimously determined that the asset sale was expedient and in the best interests of our company and approved the transaction, subject to acceptable final documentation and the receipt of an acceptable fairness opinion from Donaldson, Lufkin & Jenrette.

     Over the next two months, our management, together with our counsel and representatives of Donaldson, Lufkin & Jenrette, negotiated the terms of the asset sale within the parameters of the transaction approved by the board on November 12, 1999. Our legal advisors and representatives of Donaldson, Lufkin & Jenrette, as well as the legal and financial advisors of Folksamerica, were involved in many of these negotiations. The special committee and its counsel were kept apprised of the negotiations and received drafts of the transaction documents.

     In mid-December 1999, during a hiatus in the discussions with Folksamerica, management had preliminary discussions with Company Y. On December 18, 1999, our counsel delivered to Company Y a draft asset purchase agreement that, if negotiations with Folksamerica ended, could serve as the basis for a possible transaction. Discussions with Company Y were suspended in light of the recommencement and advanced state of negotiations with Folksamerica, whose proposal was considered to be more advantageous.

     During the process of negotiating the asset sale with Folksamerica, management learned of XL Capital's interest in having us repurchase our shares held by them with the consideration for such repurchase to include our interest in LARC Holdings, Ltd. and Annuity and Life Re (Holdings), Ltd. The board referred the matter to the special committee. Negotiations followed, including as to the repurchase price, which was agreed to be the lesser of (1) 85% of the average closing market price of our common stock during the 20 trading days beginning on the third business day following public announcement of the stock repurchase and the asset sale (January 21, 2000) and (2) $15. Management discussed with the special committee the stock repurchase from XL Capital at its November 11, 1999 meeting. At that meeting, the special committee requested Donaldson, Lufkin & Jenrette to prepare a financial analysis of the XL Capital stock repurchase at the next board meeting. At the November 12, 1999 meeting of the special committee, management presented the terms of the XL Capital stock repurchase to the special committee. Representatives of Donaldson, Lufkin & Jenrette discussed their views of the proposed XL Capital stock repurchase with the special committee, including the positive impact that the transaction would have on the company's book value per share. Representatives of Donaldson, Lufkin & Jenrette indicated that they believed that they would be prepared to render a fairness opinion to the board with respect to the XL Capital stock repurchase, subject to review of definitive documentation and transaction terms. On November 12, 1999, the special committee determined that the XL Capital stock repurchase is fair to and in the best interests of us and our stockholders other than XL Capital and recommended that the board approve the stock repurchase, subject to acceptable final definitive documentation being completed and receipt of an acceptable fairness opinion from Donaldson, Lufkin & Jenrette. At the November 12, 1999 meeting of the board, management presented the terms of the XL Capital stock repurchase and Donaldson, Lufkin & Jenrette presented its financial analysis of the stock repurchase. The board discussed the impact of the stock repurchase in light of Donaldson, Lufkin & Jenrette's presentation. Following that, the board (with Michael P. Esposito, Jr., Ian R. Heap and Mr. Clements, who are also directors of XL Capital, abstaining) determined that the XL Capital stock repurchase is fair to and in the best interests of our stockholders other than XL Capital and approved the stock repurchase, subject to acceptable final definitive documentation being completed and receipt of an acceptable fairness opinion from Donaldson, Lufkin & Jenrette.

     On December 13, 1999, the special committee met, with its and the Company's legal and financial advisors present, to receive an update from management as to the negotiations for the asset sale and the XL Capital stock repurchase. Management advised the special committee of the progress of the negotiation of the documentation for the transactions. Representatives of Donaldson, Lufkin & Jenrette presented their full financial analysis of both the asset sale and XL Capital stock repurchase. In connection with that presentation, Donaldson, Lufkin & Jenrette delivered its oral opinions that (1) the consideration to be received by us in the asset sale is fair to us from a financial point of view and (2) the consideration to be received by us in the XL Capital stock repurchase is fair to us and our stockholders other than XL Capital from a financial point of view. The special committee then confirmed its recommendations of the proposed transactions and directed management to seek to conclude negotiations with respect to both transactions.

     On January 17, 2000, we reached definitive agreement with Folksamerica as to the terms of the asset sale and executed the asset purchase agreement. Three of our stockholders, XL Capital, Marsh & McLennan Risk Capital, Ltd. and The Trident Partnership, L.P., executed voting agreements in which they granted Folksamerica Holding Company proxies to vote their shares in favor of the asset sale. Since we repurchased the shares held by XL Capital, those shares will not be voted at the stockholder meeting and will not be counted for purposes of determining the total number of shares entitled to vote. Donaldson, Lufkin & Jenrette delivered to the board a written opinion that, as of the date we executed that asset purchase agreement, the consideration to be received by us in the asset sale was fair to us from a financial point of view.


     On the same date, we executed the stock repurchase agreement with XL Capital. Donaldson, Lufkin & Jenrette delivered to the board an opinion that, as of the date we executed the stock repurchase agreement, the consideration to be received by us in the stock repurchase was fair to us and our stockholders, other than XL Capital, from a financial point of view.


Reasons for the Asset Sale and the Name Change; Our Board of Directors Recommends the Asset Sale

     As described above under "Background of the Asset Sale," the decision of the board to approve the asset sale was the result of an extensive sale exploration and negotiation process which included the substantial involvement of our legal and financial advisors. Among the factors that the board considered in such determination were:

     o RCRe was incurring losses on its reinsurance business and faced increasing competition, which was adversely affecting results of operations and financial condition;

     o RCRe's surplus has decreased, while the surpluses of many of RCRe's competitors have increased;

     o we are unable to make expenditures to repurchase our shares while still operating as a reinsurance business because of RCRe's statutory surplus, rating and operating requirements;

     o the amount and volatility of our earnings, resulting from our operating strategy and underwriting performance, severely limits our ability to incur and service substantial indebtedness, which in turn limits our ability to increase RCRe's statutory surplus;

     o our depressed stock price, combined with our inability to incur debt or otherwise use RCRe's cash, as described above, have prevented us from making acquisitions, which puts us, like many other small reinsurance companies, at a severe competitive disadvantage in an industry that has been experiencing rapid global consolidation;

     o the board considered the prospects of the company absent a transaction such as the asset sale and determined that stockholder value would likely continue to be diminished if strategic steps were not taken;

     o our shares have been trading at a significant discount to book value, and the board determined that the structure of the transaction with Folksamerica, which will result in the removal of reinsurance liabilities and uncertainties from our business, presented the best opportunity for our shares to trade closer to their book value;

     o a number of parties had been contacted (including 19 by Donaldson, Lufkin & Jenrette) regarding a possible transaction with us, and discussions and due diligence sessions were held with several of those parties, but other than with Folksamerica, none of the discussions with those parties resulted in an agreement;

     o the asset sale to Folksamerica was the only proposed transaction or structure that would result in our stockholders potentially realizing value at or above the book value of the company;

     o the asset purchase agreement is a result of extensive arm's-length negotiations and its terms reflect such negotiations;

     o the board's financial advisor, Donaldson, Lufkin & Jenrette, determined that the consideration to be received by us in the transaction is fair to us from a financial point of view; o the special committee recommended that the board approve the asset sale; and

     o the various matters described in "Interests of Certain Persons in Matters to Be Acted Upon" do not outweigh or materially detract from the benefits of the asset sale to us.

     The board also took into account the following negative aspects of the asset sale:

     o the asset sale does not provide liquidity for our stockholders and creates uncertainty as to our future prospects;

     o the asset purchase agreement limits our ability to consider other proposals that could be more attractive and, if it is not consummated, may require us to, under certain circumstances, pay to Folksamerica a termination fee of $1.5 million;

     o the purchase price could be significantly less than $20.335 million (see "Risk Factors -- The ultimate purchase price to be paid by Folksamerica in the asset sale may be less than $20.335 million");


     o the asset sale is subject to state regulatory approvals, including the approval of the insurance departments of Nebraska (which has been obtained), New York and Florida; and while we believe those approvals will be obtained, delays could prevent the timely completion of the asset sale and result in additional expenditures by us;


     o the consummation of the asset sale is subject to other conditions, including, among others, third party consents, the retention of a key employee and the absence of a material adverse change in the assumed business; and

     o the uncertainty as to the company's future plans and the uncertainties and unquantifiable risks of entering into any new business ventures in which we have not been previously engaged.

     After taking into account, among others, the factors set forth above, the board unanimously determined that the asset sale is expedient and for the best interests of the company and approved the asset sale. In view of the variety of factors considered in connection with its evaluation of the asset sale, the board did not find it practicable to, and did not, quantify or otherwise assign relative strengths to specific factors considered in reaching its determination.

     Under the asset purchase agreement, we agreed to cease the use of the name "Risk Capital Reinsurance Company" or any similar name following the closing. In light of that covenant, the board has proposed to change the name of our company from "Risk Capital Holdings, Inc." to "Arch Capital Group Ltd."

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ASSET SALE AND THE NAME CHANGE.

Donaldson, Lufkin & Jenrette Has Delivered a Fairness Opinion Relating to the Asset Sale

     We and RCRe requested Donaldson, Lufkin & Jenrette Securities Corporation, as financial advisor to us and RCRe, to render an opinion to the board of directors of each of us and RCRe regarding the fairness from a financial point of view to us and RCRe of the consideration to be received by RCRe in the transaction.

     For purposes of its opinion, Donaldson, Lufkin & Jenrette defined the consideration (or total value) receivable to be $15.0 million (which reflects the purchase price of $20.335 million less the portion of that purchase price that represents severance obligations to be reimbursed by Folksamerica to us) plus the amount of GAAP book value of RCRe to be retained by RCRe.

     For purposes of its analysis, based on information provided by us and RCRe to Donaldson, Lufkin & Jenrette, Donaldson, Lufkin & Jenrette assumed the amount of GAAP book value of RCRe to be $347.9 million. In addition, Donaldson, Lufkin & Jenrette assumed that the total value received was a range which included results reflecting receipt of none of the escrowed funds in five years or all of the escrowed funds in five years. This analysis resulted in a range of total value of $342.9 million to $362.9 million, which included the $20.335 million payment to be made to RCRe, reduced to reflect the portion of that payment that represents our severance obligations to be reimbursed by Folksamerica, and the GAAP book value of RCRe.

     On December 13, 1999, Donaldson, Lufkin & Jenrette expressed its oral opinion to the special committee, acting on behalf of our full board, that, as of that date, and based on and subject to the assumptions, limitations and qualifications set forth in the written opinion, the consideration receivable by RCRe in the proposed transaction was fair to us and RCRe from a financial point of view. Donaldson, Lufkin & Jenrette subsequently confirmed its December 13, 1999 oral opinion in writing on January 17, 2000.

     The full text of the January 17, 2000 Donaldson, Lufkin & Jenrette opinion is attached as Annex F. We urge you to read the opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered and limits of the review by Donaldson, Lufkin & Jenrette in connection with its opinion.

     Donaldson, Lufkin & Jenrette prepared its oral and written opinion for our board of directors and the board of RCRe. The opinions addressed only the fairness from a financial point of view of the consideration receivable by RCRe to us and RCRe as of their respective dates. Donaldson, Lufkin & Jenrette necessarily based its opinion on economic, market, financial and other conditions as they existed on the dates of its opinion and on the information made available to it as of those dates. Although subsequent developments may affect the assumptions, analyses or conclusions of the opinion, Donaldson, Lufkin & Jenrette does not have any obligation to update, revise or reaffirm its opinion. The opinion is not a recommendation to any stockholder as to how such stockholder should vote on the transaction. The opinion does not address the relative merits of the transaction compared to other business strategies considered by our board of directors or the board of directors' decision to proceed with the transaction.

     In arriving at its January 17, 2000 opinion, Donaldson, Lufkin & Jenrette:

     o reviewed the execution copy of the asset purchase agreement and the disclosure schedule and all exhibits thereto;

     o reviewed financial and other information that was publicly available or furnished to it by us, including information provided during discussions with the management;

     o reviewed earnings projections of RCRe for the period beginning January 1, 1999 and ending December 31, 2000 prepared by the management;

     o compared our financial and securities data with data of various other companies whose securities are traded in public markets;

     o reviewed the historical share prices and trading volumes of our common stock;

     o reviewed prices paid in other relevant business combinations of property-casualty insurance companies; and

     o conducted such other financial studies, analyses and investigations as Donaldson, Lufkin & Jenrette deemed appropriate for purposes of the opinion.

     Donaldson, Lufkin & Jenrette reviewed substantially identical information in arriving at its December 13, 1999 opinion.

     In rendering its oral and written opinion, Donaldson, Lufkin & Jenrette relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by us or our representatives, or that it otherwise reviewed. Management believes that the financial projections it provided to Donaldson, Lufkin & Jenrette are based on reasonable assumptions. Donaldson, Lufkin & Jenrette did not make any independent evaluation of any assets or liabilities or make any independent verification of any of the information that it reviewed.

     The following is a summary of the presentation that Donaldson, Lufkin & Jenrette made to the special committee at its December 13, 1999 meeting in connection with rendering its December 13, 1999 fairness opinion. The chart below summarizes the ranges of implied equity values based on Donaldson, Lufkin & Jenrette's analyses and compares these ranges with the total value receivable by RCRe. For a detailed description of each of Donaldson, Lufkin & Jenrette's analyses, see the discussion of the individual analyses below:

[EXPLANATORY CHART]

     1. Analysis of Consideration Receivable Based on Selected Publicly Traded Property-Casualty Insurance Companies. Donaldson, Lufkin & Jenrette compared the consideration receivable by RCRe to the range of equity values of RCRe implied by the relative valuation multiples of the following publicly traded property-casualty insurance companies:

o    Ace Limited                              o  PXRE Group Ltd.

o    Everest Reinsurance Holdings, Inc.       o  Renaissance Re Holdings, Ltd.

o    IPC Holdings, Ltd.                       o  Transatlantic Holdings, Inc.

o    LaSalle Re Holdings Ltd.                 o  Trenwick Group Inc.

o    PartnerRe Ltd.                           o  XL Capital Ltd

     Donaldson, Lufkin & Jenrette analyzed the equity value of each of these selected companies using trading valuations as of December 10, 1999, measured as a multiple of September 30, 1999 book value per share. Based on this analysis, Donaldson, Lufkin & Jenrette developed the following range of valuation multiples reflecting Donaldson, Lufkin & Jenrette's judgment as to the business mix and trading levels of such companies:

            0.60x - 1.10x for September 30, 1999 book value per share

     In determining the range of equity values for RCRe, Donaldson, Lufkin & Jenrette applied the preceding valuation multiple to RCRe's shareholder's equity at September 30, 1999. The analysis resulted in a range of implied equity values for RCRe of $208.7 million to $382.7 million. The range of consideration receivable by RCRe is within the resulting implied range of equity values of RCRe, valuing the $20 million escrow at full and zero value.

     2. Analysis of Consideration Receivable Based on Acquisitions of Property-Casualty Insurance Companies. Donaldson, Lufkin & Jenrette compared the consideration receivable by RCRe to the range of values of RCRe implied by the relative purchase price multiples generated from 15 acquisitions of property-casualty insurance companies that have occurred since August 7, 1995. These 15 selected acquisitions are:

     o    Swiss Reinsurance acquisition of Underwriters Re Group Inc.

     o    Markel Corporation acquisition of Terra Nova (Bermuda) Holdings Ltd.

     o    Trenwick Group, Inc. acquisition of Chartwell Re Corporation

     o    ACE Limited acquisition of Capital Re Corporation

     o    ACE Limited acquisition of CAT Limited

     o    XL Capital Ltd acquisition of NAC Re Corp.

     o    Gerling-Kozern Allegemeine Versicherungs AG acquisition of
          Constitution Re

     o Fund American Enterprises Holdings, Inc. acquisition of Folksamerica Holding Company, Inc.

     o    XL Capital Ltd acquisition of Mid Ocean Limited

     o Fairfax Financial Holdings Limited acquisition of Sphere Drake Holdings Limited

     o    XL Capital Ltd acquisition of GCR Holdings Ltd

     o    PXRE Corporation acquisition of Transnational Re Corporation

     o    General Re Corporation acquisition of National Re Corporation

     o    ACE Limited acquisition of Tempest Reinsurance Company Limited

     o    Chartwell Re Corporation acquisition of Piedmont Management Company,
          Inc.

     Donaldson, Lufkin & Jenrette analyzed the equity value of each of the acquired companies, measured as a multiple of book value per share for the most recent quarter. Based on this analysis, Donaldson, Lufkin & Jenrette developed the following range of acquisition multiples reflecting Donaldson, Lufkin & Jenrette's judgment as to the business mix of such property-casualty insurance companies involved in such acquisitions:

                       0.90x - 1.30x book value per share

     Donaldson, Lufkin & Jenrette then applied this acquisition multiple to RCRe's stockholders' equity to determine the range of implied equity values of RCRe. The analysis resulted in a range of implied values for RCRe of $313.1 million to $452.3 million. The range of consideration receivable by RCRe is within this range of implied values, valuing the $20 million escrow at full and zero value.

     3. Analysis of pro forma financial effect of the transaction on our stockholders' equity. Donaldson, Lufkin & Jenrette calculated our pro forma stockholders' equity per share using the range of consideration receivable. The analysis resulted in the following range of stockholders' equity per share:

                                          Stockholders' Equity Per Share
                                          --------------------------------
                                          Basic              Fully Diluted
                                          ---------       ----------------
As of September 30, 1999                   $21.15                $20.91

Assumes we receive no escrowed funds       $21.20                $20.95
Accretion                                     0.2%                  0.2%

Assumes we receive all escrowed funds      $21.96                $21.52
Accretion                                     3.8%                  2.9%

     The summary set forth above is not a complete description of the analyses performed by Donaldson, Lufkin & Jenrette but summarizes the material elements of its presentation to the special committee on December 13, 1999 in connection with preparation of its December 13, 1999 opinion. Donaldson, Lufkin & Jenrette performed substantially identical analyses in connection with its January 17, 2000 opinion. When Donaldson, Lufkin & Jenrette prepares a fairness opinion it must determine the most appropriate and relevant methods of financial analysis and apply these methods to the particular circumstances. Donaldson, Lufkin & Jenrette conducted each of the analyses in order to provide a different perspective on the transaction and to add to the total mix of information available. In reaching its conclusion, Donaldson, Lufkin & Jenrette considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Donaldson, Lufkin & Jenrette did not place particular reliance or weight on any individual analysis. Accordingly, Donaldson, Lufkin & Jenrette has indicated to our board of directors and RCRe's board of directors that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The results of Donaldson, Lufkin & Jenrette's analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to letter agreements in May and November of 1999, we:


     o    have paid to Donaldson, Lufkin & Jenrette a retainer fee of $100,000;


     o upon completion of the transaction, will pay to Donaldson, Lufkin & Jenrette an additional $1,150,000, which includes a $500,000 fairness opinion fee in connection with the January 17, 2000 opinion.

     In addition, we have agreed to pay Donaldson, Lufkin & Jenrette a fee of $250,000 in connection with its January 17, 2000 opinion, should the transaction with Folksamerica not be consummated, and to reimburse Donaldson, Lufkin & Jenrette from time to time for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, that it incurs in connection with its engagement and to indemnify Donaldson, Lufkin & Jenrette and related persons against specified liabilities in connection with its engagement, including liabilities under U.S. federal securities laws.


     Separately, Donaldson, Lufkin & Jenrette entered into an agreement with us dated November 22, 1999 in connection with the stock repurchase from XL Capital. We have paid Donaldson, Lufkin & Jenrette a fee of $500,000 relating to the delivery of the fairness opinion related to the stock repurchase from XL Capital.


     Donaldson, Lufkin & Jenrette and we negotiated the terms of the fee arrangements, and our board of directors was aware of the arrangements. Donaldson, Lufkin & Jenrette believes that the terms of the arrangements are customary for transactions of this nature.

     As part of its investment banking business, Donaldson, Lufkin & Jenrette regularly engages in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Donaldson, Lufkin & Jenrette or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the accounts of customers, in our equity or debt securities. Donaldson, Lufkin & Jenrette has performed investment banking and other services for Folksamerica and XL Capital and their affiliates in the past and has received compensation for its services.

Certain Stockholders Have Agreed to Vote for the Asset Sale

     Marsh & McLennan Risk Capital Holdings, Ltd. and The Trident Partnership, L.P., which together control 13.3% of the total voting power of our stock, have given Folksamerica their proxies to vote their shares in favor of the asset sale at the stockholders' meeting.

     The proxies were given to Folksamerica pursuant to voting agreements dated as of the same date as the asset purchase agreement. The proxies expire on July 31, 2000 and will terminate if either the asset purchase agreement or the voting agreements are terminated. The voting agreements are included in this proxy statement as Annexes B1 and B2.

     XL Capital gave Folksamerica a similar proxy, but that proxy terminated upon the consummation of the XL Capital stock repurchase.

Management Changes

     It is contemplated that after the consummation of the asset sale, when our company will no longer have reinsurance operations, our board of directors will remain in place, Robert Clements will continue as chairman of the board and the executive officers of our company will be Peter A. Appel and others to be identified.

Accounting Treatment of the Asset Sale

     The asset sale will be reflected on our consolidated balance sheet as a sale of certain of our assets and the transfer of certain of our liabilities. Upon consummation of the asset sale, we will recognize either a gain or a loss equal to the final purchase price (net of transaction costs) plus the liabilities assumed by Folksamerica, less the carrying value of the assets sold to Folksamerica.

Material Federal Income Tax Consequences of the Asset Sale

     The asset sale will not result in any federal income tax consequences to you.

     The asset sale will be a taxable transaction for RCRe for federal income tax purposes. However, it is not expected that the asset sale will result in material federal, state, local or foreign income tax liability, if any.

     We have agreed to reimburse Folksamerica for a portion of the tax liability it may incur as a result of the asset sale. See "The Asset Purchase Agreement--Tax Sharing Arrangement."

Regulatory Matters

     Insurance Regulatory Law

     The asset sale, as contemplated by the transfer and assumption agreement in the form attached as Annex C to this proxy statement, was approved by the Nebraska Insurance Department on February 11, 2000.


     The transfer and assumption agreement approved by the Nebraska Insurance Department provides for Folksamerica Reinsurance Company to notify the reinsureds under RCRe's in-force treaties about the transaction and to give them 30 days to object to the release of RCRe from further liability under those treaties. RCRe intends to apply to the Nebraska Insurance Department for permission to distribute to us all of RCRe's remaining assets other than statutory surplus of $20 million required for RCRe to maintain its insurance licenses and authorizations in the states in which it is currently licensed or authorized. While the permission of the Nebraska Insurance Department will generally be required for any distribution by RCRe, RCRe expects that it will be permitted to make such distribution subject to any greater amount that it may be required by the Nebraska Insurance Department to retain in the event there are any objections from reinsureds to the release of RCRe from further liability pursuant to the transfer and assumption agreement. See footnote 10 to our audited consolidated financial statements included in this proxy statement for further details regarding statutory restrictions on distributions by RCRe.


     The Florida Department of Insurance ("FDOI") has been notified of the proposed transaction. In connection with RCRe's license in Florida, RCRe is required to obtain approval from the FDOI if there is a material change in its plan of operations in Florida. The FDOI approval relates to RCRe's Florida certificate of authority, and the FDOI may take action against RCRe's certificate of authority if it does not obtain the required approval. The approval of the FDOI is a condition to the consummation of the asset sale.

     The New York Insurance Department has also been notified of the proposed transaction. The approval of the New York Insurance Department is a condition to the consummation of the asset sale.

     Antitrust Law


     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the related rules and regulations prohibit us from consummating the asset sale until we and Folksamerica have notified and furnished information to the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and the specified waiting period requirements under the Act expire or terminate. On February 22, 2000, in connection with the asset sale, we and Folksamerica each filed with the FTC and the Antitrust Division a Notification and Report Form under the Hart-Scott-Rodino Act. On March 3, 2000, the FTC granted early termination of the review period under the Hart-Scott-Rodino Act.

                          THE ASSET PURCHASE AGREEMENT

     The following is a description of the more significant terms of the asset purchase agreement. We urge you to read carefully the entire asset purchase agreement, which we have included in this proxy statement as Annex A.

Purchase Price

     Folksamerica Reinsurance Company will assume RCRe's liabilities under the reinsurance agreements transferred to it in the asset sale and RCRe will transfer to Folksamerica Reinsurance Company assets in an aggregate amount that is, in GAAP book value (as set forth on our estimated closing date balance sheet), equal to the GAAP book value (as set forth on our estimated closing date balance sheet) of the liabilities assumed. The decrease in our net GAAP book value due to increases after September 30, 1999 in our loss reserves relating to certain of our Swiss Air liabilities will be disregarded for purposes of the closing date balance sheet up to an aggregate of $5 million, net of tax effects. In consideration for the transfer of RCRe's book of business, Folksamerica will pay $20.335 million in cash at the closing, subject to adjustment under the circumstances described below.

     Following the closing, the closing date balance sheet will be audited by our independent public accountants. Folksamerica is permitted to dispute the closing date balance sheet (other than the component of the balance sheet that relates to our loss reserves). Any dispute will be referred to neutral experts mutually acceptable to us and Folksamerica for final resolution. In the event that we overestimated the net value of the assumed business, we will be required to pay to Folksamerica a post-closing purchase price adjustment. Conversely, if we underestimated the net value of the assumed business, Folksamerica will be required to pay us a post-closing purchase price adjustment.

     Folksamerica will designate independent experts to determine the sum of the loss reserves relating to the assumed business (other than that portion of the assumed business covered by the $20 million escrow described in "Other Transaction Agreements--Escrow Agreement") as of the fifth anniversary of the closing date plus the losses paid under those reinsurance agreements. If our reserves for those agreements as of the closing date exceeds that sum, then Folksamerica will be required to pay us in cash that excess up to $2 million. If we dispute the calculation of this amount by those experts, the dispute will be referred to neutral experts mutually acceptable to us and Folksamerica for final resolution.

     We may be required to deposit an additional amount of up to $5 million in a supplemental escrow for five years in the event that our closing date loss reserves (other than reserves covered by the $20 million escrow) are less by more than one-half percent (0.5%) than those estimated by our independent actuary. This supplemental escrow will be governed by the supplemental escrow agreement described in "Other Transaction Agreements--Supplemental Escrow Agreement."

Tax Sharing Arrangement

     Under the Internal Revenue Code, a purchaser of insurance assets may become liable for a "bargain purchase price tax" if, in a transaction, the tax basis of the assets it is purchasing is more than the tax basis of the liabilities it is assuming plus the purchase price (including transaction costs) it is paying. We have agreed to grant Folksamerica a credit against the purchase price for a portion of this potential tax by the following method:

     To the extent it is determined that the tax basis of the assets being transferred exceeds the sum of

     o    the tax basis of the liabilities being transferred,

     o    the final purchase price, and

     o    Folksamerica's transaction costs relating to the asset sale,

we will give Folksamerica a credit against the purchase price equal to

     o if the excess is $15 million or less, then the lesser of (1) 17.5% of the excess and (2) $2 million; and

     o if the excess is more than $15 million, then the sum of (1) $2 million plus (2) 35% of the excess.

Related Costs

     Under the asset purchase agreement, we have agreed to retain the liabilities relating to our severance plans and agreements, as well as to pay to Folksamerica at closing the amount by which the cost of reinsurance protection on our aviation line of business exceeds the net premiums we earn on that business after December 31, 1999. Furthermore, as described above, we are liable for a portion of Folksamerica's bargain purchase price tax liability and our own transaction costs. We estimate that these costs will be approximately $19 million in the aggregate, which amount will effectively reduce the purchase price we will retain. These costs are reflected in the pro forma book value amounts set forth under "Unaudited Condensed Consolidated Pro Forma Financial Data."

Our Representations and Warranties

     The asset purchase agreement contains representations and warranties by us, including as to

     o    incorporation and authority to enter into the transaction;

     o property and assets necessary to operate the assumed business remaining in our company or our affiliates and outstanding intercompany obligations relating to the assumed business;

     o    no defaults under any judgments relating to the assumed business;

     o compliance with instruments, including the certificate of incorporation and bylaws, and other agreements to which we are party;

     o    receipt of the necessary governmental approvals;

     o accuracy of our SEC filings and statutory financial statements filed with state insurance departments and the pro forma September 30, 1999 balance sheet of the assumed business;

     o    absence of undisclosed liabilities;

     o title to and rating of all of our fixed income investments being transferred to Folksamerica;

     o the Integrated Solutions for which we had obligations as of September 30, 1999;

     o absence of a material adverse change since September 30, 1999 relating to the assumed business;

     o the operation of the assumed business in the ordinary course of business;

     o absence of adjustments to case reserves since September 30, 1999, except in the ordinary course consistent with past practice;

     o actuarial reports of the company for periods ending on or after December 31, 1995;

     o    accuracy of the information in this proxy statement;

     o    judgments;

     o    pending or threatened litigation;

     o    compliance with laws;

     o    licenses and permits;

     o    ownership of and rights to use intellectual property;

     o    title to property;

     o reinsurance and retrocession agreements being transferred in the asset sale;

     o    accounts receivable;

     o compliance with and validity of contracts and instruments other than the reinsurance agreements, including noncompetition agreements;

     o    employee benefit matters;

     o    tax matters;

     o    agents through whom RCRe sells insurance products;

     o    year 2000 issue; and

     o    broker's or finder's fees.

Folksamerica's Representations and Warranties

     The asset purchase agreement contains representations and warranties by Folksamerica, including as to

     o    incorporation and authority to enter into the transaction;

     o compliance with instruments, including the certificate of incorporation and bylaws, and other agreements to which Folksamerica is a party;

     o    pending or threatened litigation;

     o    receipt of the necessary governmental approvals;

     o accuracy of statutory financial statements filed with state insurance departments;

     o    financial ability of Folksamerica to complete the transaction;

     o accuracy of information in this proxy statement supplied by Folksamerica; and

     o    broker's or finder's fees.

Principal Covenants

     Conduct of Business Before the Closing

     We have agreed that, until closing, subject to certain exceptions, we will conduct the assumed business in the ordinary course and in the same manner as conducted prior to the date of the asset purchase agreement and will use our commercially reasonable efforts to maintain intact our existing business organization and will not take any actions out of the ordinary course of business, without the prior consent of Folksamerica.

     No Solicitation

     We have agreed not to solicit, encourage or take part in any discussions regarding an acquisition proposal. An acquisition proposal means an offer from a party other than Folksamerica to purchase 15% or more of the company. We are, however, allowed to engage in discussions and provide information to third parties if

     o the acquisition proposal is a "superior proposal," meaning that, based on the written advice of a financial advisor of nationally recognized reputation, our board of directors has determined that it is more favorable to you than the asset purchase agreement; and

     o in response to a superior proposal, our board of directors determines, based on advice of our counsel, that it is necessary to do so in order to comply with its fiduciary duties.

     We also agreed that the board will not withdraw its recommendation to you to vote for the approval of the asset sale and not approve, recommend to you or propose any acquisition proposal or enter into any agreement relating to an acquisition proposal. However, in the event of an unsolicited superior proposal, our board of directors is permitted, two business days after we give notice to Folksamerica specifying the material terms of the superior proposal and that we are prepared to accept it, to

     o    terminate the asset purchase agreement;

     o    enter into an agreement relating to the superior proposal; and

     o withdraw its recommendation of the asset purchase agreement and recommend to you the superior proposal.

     Termination Fee

     If we terminate the asset purchase agreement in the event of a superior proposal, we will be required to pay to Folksamerica a termination fee of $1.5 million two days after the day we terminate.

     If, as a result of direct solicitation by a third party, our stockholders do not approve the asset purchase agreement and thereafter we or Folksamerica terminate the asset purchase agreement due to the failure of our stockholders to approve it or because the closing has not occurred prior to July 31, 2000, we must pay the $1.5 million termination fee to Folksamerica if we enter into or consummate an acquisition proposal with the third party that solicited our stockholders within 12 months of the day we terminate.

     Aviation Business

     We have agreed to pay to Folksamerica at closing the amount by which the cost of reinsurance protection on our aviation line of business exceeds the net premiums we earn on that business after December 31, 1999.

Employee Matters

     We have agreed to retain all of the liabilities under our benefit and employment arrangements, and we will make a payment in the aggregate amount of $665,000 at the closing to four of our employees who will become employees of Folksamerica following the closing. We have agreed to offer to retain all of our employees (other than our senior executives and the four employees mentioned in the prior sentence) involved in the operation of the assumed business for a period of up to 60 days following the closing. These employees will work at the direction of Folksamerica and the cost of their employment will be reimbursed to us by Folksamerica, except for those employees whose services Folksamerica determines it does not require, whom we may redeploy or terminate. If terminated, employees will be eligible for severance payments.

Conditions to Closing

     Mutual Conditions

     The obligation of us and Folksamerica to consummate the asset sale is subject to the conditions set forth in the asset purchase agreement, including the following:

     o the representations and warranties must be true and the covenants must be complied with where such inaccuracy or noncompliance would have a material adverse effect (except for those representations and warranties that are already qualified by materiality, which must be true);

     o no court or government body shall have issued an order restraining the closing of the asset purchase agreement;

     o    all necessary governmental approvals must have been obtained;

     o all third party consents must have been obtained, including those approving:

     o the transfer of the software licenses to our SICS Reinsurance System to Folksamerica;

     o the transfer of our letters of credit and/or the assets underlying them to Folksamerica; and

     o the transfer to Folksamerica of our reinsurance rights granted in connection with four of our Integrated Solutions investments;

     o    expiration of the waiting period under the Hart-Scott-Rodino Act;

     o    the receipt of legal opinions; and

     o    the approval of the asset sale by our stockholders.

     Additional Conditions to the Obligation of Folksamerica

     The following are additional conditions to Folksamerica's obligations to close the asset sale:

     o there being no material adverse change in the assumed business since the date of the asset purchase agreement;

     o Joanne DeBlasis, our accident and health underwriter, shall be in RCRe's employ at the closing;

     o we shall have purchased additional coverage for our aviation line of business and aggregate excess reinsurance on behalf of Folksamerica (the cost of which aggregate excess reinsurance will be reimbursed to us by Folksamerica); and

     o we shall have amended our broad-based severance plans to require that only employees who remain working at our Greenwich, Connecticut offices for a period of up to sixty days after closing to assist Folksamerica in the transition (or whose employment is involuntarily terminated by the company during that 60-day period) will be entitled to receive severance payments.

Indemnification

     We and Folksamerica have agreed to indemnify each other for breaches of some representations, warranties and covenants contained in the asset purchase agreement. Indemnification obligations, except for representations about our authority, investments, reinsurance and retrocession agreements, accounts receivable, agents and broker's fees, are subject to a $500,000 deductible. Our liability to Folksamerica due to our breaches of representations and warranties regarding the transferred reinsurance and retrocession agreements and accounts receivable is limited to amounts then available under the escrow agreement. A $5 million aggregate limitation applies to the parties' indemnification obligations with respect to the assumed business (including those involving representations and warranties related to undisclosed liabilities, which are to be satisfied solely out of amounts then available under the escrow agreement). There is no limit on our indemnification obligations with respect to losses Folksamerica may incur from liabilities not assumed by it in the asset sale, which liabilities include any liabilities (other than liabilities under reinsurance agreements) arising out of or related to the managing underwriting agency referred to in "Other Transaction Agreements -- Escrow Agreement."

Termination

     The asset purchase agreement may be terminated:

     o    by mutual consent of us and Folksamerica;

     o by either us or Folksamerica, if the closing has not occurred prior July 31, 2000, but this option is not available to a party whose failure to fulfill its obligations prevented the closing;

     o by Folksamerica, if we have breached or not complied with any representation, warranty or covenant in the asset purchase agreement, if such breach or failure would give rise to a failure of a condition and we are not capable of curing it;

     o by Folksamerica, if we breach our obligations under the "no solicitation" provisions of the asset purchase agreement;

     o by us, if Folksamerica has breached or not complied with any representation, warranty or covenant in the asset purchase agreement, if such breach or failure would give rise to failure of a condition and Folksamerica is not capable of curing it;

     o    by us, in the event of a superior proposal;

     o by us or Folksamerica, if our stockholders have voted against approval of the asset purchase agreement; and

     o by Folksamerica, if the loss reserves recorded by us as of December 31, 1999 relating to the reinsurance agreements other than those produced by a certain managing underwriting agency were more than 5% less than our independent actuary's estimate of those reserves and we failed to increase those reserves so that they were no longer more than 5% less than our independent actuary's estimate within 10 business days of the delivery of our actuary's report (this termination provision was not triggered).

Survival

     Our representations and warranties relating to the following matters will survive for one year following the closing and, if breached, may result in liability to us:

     o    incorporation and authority to enter into the transaction;

     o property and assets necessary to operate the assumed business remaining in our company or our affiliates and outstanding intercompany obligations relating to the assumed business;

     o compliance with instruments, including the certificate of incorporation and bylaws, and other agreements to which we are party;

     o    absence of undisclosed liabilities;

     o title and rating of all of our fixed income investments being transferred to Folksamerica;

     o the Integrated Solutions for which we had obligations as of September 30, 1999;

     o absence of a material adverse change since September 30, 1999 relating to the assumed business;

     o absence of adjustments to case reserves since September 30, 1999, except in the ordinary course consistent with past practice;

     o actuarial reports of the company for periods ending on or after December 31, 1995;

     o reinsurance and retrocession agreements being transferred in the asset sale;

     o    accounts receivable;

     o    non-competition covenants;

     o    agents through whom RCRe sells insurance; and

     o    broker's or finder's fees.

In addition, representations and warranties relating to tax matters will survive until the expiration of the applicable statute of limitations. We retain our tax and employee benefit liabilities and other liabilities not being assumed by Folksamerica, including all liabilities not arising under RCRe's reinsurance agreements transferred to Folksamerica Reinsurance Company and all liabilities (other than liabilities under reinsurance agreements) arising out of or relating to the managing underwriting agency referred to in "Other Transaction Agreements -- Escrow Agreements." All of the reinsurance agreements transferred to Folksamerica Reinsurance Company are listed in a schedule to the asset purchase agreement.

     Folksamerica's representations and warranties relating to incorporation and authority to enter into the transaction; compliance with instruments, including its certificate of incorporation and bylaws, and other agreements to which they are party; and broker's or finders' fees will also survive for one year following the closing.

                          OTHER TRANSACTION AGREEMENTS

Transfer and Assumption Agreement

     The following is a brief summary of the transfer and assumption agreement. The form of transfer and assumption agreement is included in this proxy statement as Annex C and we urge you to read the entire agreement.


     RCRe and Folksamerica Reinsurance Company will enter into the transfer and assumption agreement at the closing of the asset sale, under which Folksamerica Reinsurance Company will assume RCRe's rights and obligations under the reinsurance agreements being transferred in the asset sale. Following the closing, Folksamerica Reinsurance Company will notify the reinsureds under the in-force reinsurance agreements that it has assumed RCRe's obligations and that, unless the reinsureds object to the assumption, RCRe will be released from its obligations to those reinsureds. However, RCRe will continue to be liable under those reinsurance agreements if the reinsureds object to the release of RCRe from its obligations or such release is found not to be enforceable against the reinsureds. Folksamerica has agreed to indemnify us for any losses arising out of the reinsurance agreements transferred to Folksamerica Reinsurance Company in the asset sale.


Escrow Agreement

     The following is a brief summary of the escrow agreement. The form of escrow agreement is included in this proxy statement as Annex D and we urge you to read the entire agreement. The escrow agreement may be modified before closing to reflect certain changes requested by the escrow agent and agreed to by us and Folksamerica.

     At closing, $20 million of the purchase price will be delivered into a five-year escrow account established under an escrow agreement to be entered into among RCRe, Folksamerica Holding Company, Inc., Folksamerica Reinsurance Company and an escrow agent (which is expected to be Citibank, N.A.). Those escrowed funds will primarily be used to reimburse Folksamerica for losses it may incur under reinsurance agreements produced on our behalf by a certain managing underwriting agency. Amounts in this escrow may be released to Folksamerica to satisfy its indemnification claims against us relating to undisclosed liabilities, our reinsurance and retrocession agreements, accounts receivable and the managing underwriting agency referred to above or the business produced by it. Our liability for indemnification claims relating to our reinsurance and retrocession agreements and accounts receivable are limited to amounts then in the escrow account and, with respect to claims for undisclosed liabilities, is also subject to the aggregate $5 million dollar limitation on indemnification described in "The Asset Purchase Agreement--Indemnification." Claims against us for indemnification relating to the managing underwriting agency referred to above (other than liabilities under reinsurance agreements) are not subject to any limitation.

     Distributions from the Escrow Account

     The escrow agent may invest the escrowed funds only in investment grade tax-exempt fixed income securities. The "escrowed funds" means, at any time:

     o    the amount we originally deposit in the escrow account, plus

     o    interest earned on that amount, minus

     o any distribution made from the escrowed funds under the terms of the escrow agreement.

     The escrow agreement provides that the escrow agent will release funds to us to reimburse us for any tax liability that we incur as a result of interest on the escrowed funds, to the extent we actually pay those taxes.

     In the first calendar quarter in which the losses paid under the reinsurance agreements exceed the loss reserves established by us as of the closing for losses relating to business written on behalf of RCRe by a certain managing underwriting agency, Folksamerica will notify us. That notice will be accompanied by a report of independent accountants designated by Folksamerica showing the calculation of the losses paid in respect of that business. We may dispute that calculation and refer the matter to a neutral accounting firm. Upon resolution, if it is determined that the paid losses do in fact exceed the closing date reserves, then the escrow agent will release funds equal to that excess to Folksamerica. After the initial release of escrowed funds, Folksamerica may deliver reports of additional paid losses to the escrow agent and the escrow agent will release funds in an amount equal to those losses to Folksamerica.

     Within ninety (90) days of the fifth anniversary of the closing of the asset sale, Folksamerica will deliver to us

     o a report of independent accountants designated by it showing the calculation of all losses paid on the business covered by the escrow in the five-year period;

     o a report of an independent actuary designated by it showing the calculation of the loss reserves for the business covered by the escrow as of the fifth anniversary of the closing; and

     o a report of the independent accountants designated by it showing the difference of the reserves relating to the business covered by the escrow as of the closing over the sum of the related paid losses and those reserves as of the fifth anniversary of the closing. If the difference is positive, that means those reserves as of the closing were redundant, and if the difference is negative, that means those reserves as of the closing were deficient.

     In the event that those reserves turn out to have been redundant, all of the amounts then in escrow will be released to us and, in addition, Folksamerica will pay us in cash the amount by which those reserves were redundant. In the event that those reserves turn out to have been deficient by less than $20 million, the amount by which those reserves were deficient will be released from the escrow to Folksamerica and the remainder will be released to us. In the event that those reserves were deficient by more than $20 million, all of the amounts then in escrow will be released to Folksamerica. In that case, Folksamerica will have no further recourse to us, except that we will be required to deliver to Folksamerica all or a part of the distributions of escrowed funds made to us to satisfy our tax liabilities. In each case, the party receiving a payment will also be entitled to receive interest with respect to that amount.

Supplemental Escrow Agreement

     Under the circumstances described below, we may be required to enter into the supplemental escrow agreement. The following is a brief summary of the supplemental escrow agreement. The form of supplemental escrow agreement is attached to this proxy statement as Annex E and we urge you to read the entire agreement. The supplemental escrow agreement may be modified before closing to reflect certain changes requested by the escrow agent and agreed to by us and Folksamerica.

     We may be required to deposit an additional amount of up to $5 million into a five-year supplemental escrow under a supplemental escrow agreement that would be entered into among RCRe, Folksamerica Holding Company, Inc., Folksamerica Reinsurance Company and an escrow agent (which is expected to be Citibank, N.A.), in the event that our closing date loss reserves (other than reserves covered by the escrow agreement described above) are less by more than one-half percent (0.5%) than those estimated by our independent actuary. This supplemental escrow will be governed by terms substantially similar to the escrow described above, except that (1) if those reserves turn out to have been redundant, the full escrow fund will be released to us but Folksamerica will have no obligation to make payments to us and (2) this escrow will not be available to satisfy indemnification claims.

                               XL STOCK REPURCHASE

     On March 2, 2000, we repurchased from XL Capital, then our single largest stockholder, all of the 4,755,000 shares of our common stock held by it. Set forth below is a brief summary of the terms of the stock repurchase agreement. We filed the stock repurchase agreement and the related voting disposition agreement with the SEC as exhibits to our Current Report on Form 8-K on January 18, 2000. Those agreements are incorporated in this proxy statement by reference, and we encourage you to read them carefully.

     Under the terms of the stock repurchase agreement, we purchased from XL Capital all of the 4,755,000 shares of our company held by it for a purchase price of $12.45 per share, or a total of $59,200,000. The per share repurchase price was determined as the lesser of (1) 85% of the average closing market price of our common stock during the 20 trading days beginning on the third business day following public announcement of the stock repurchase and asset sale (January 21, 2000), which was $14.65, and (2) $15.

     We paid XL Capital the consideration for the repurchase with:

     o our interest in privately held LARC Holdings, Ltd. (parent of Latin American Reinsurance Company Ltd.), valued at $25 million; and

     o all of our interest in Annuity and Life Re (Holdings), Ltd., valued at $25.38 per share and $18.50 per warrant, or $37,847,000 in the aggregate.

XL Capital paid us in cash the difference (equal to $3,647,000) between our repurchase price and the value of our interests in LARC Holdings and Annuity and Life Re. The value per share of Annuity and Life Re was determined by taking the average of the closing price of Annuity and Life Re shares for the same period used in determining the repurchase price of our shares.

     Prior to this transaction, XL Capital owned 75% of LARC Holdings, and we owned 25% of LARC Holdings, exclusive of options held by management of LARC Holdings. In addition, XL Capital and we each owned approximately 5 1/2% of the outstanding shares of Annuity and Life Re. Several directors of XL Capital are also directors of Annuity and Life Re.

     The stock repurchase from XL Capital did not require stockholder approval.

     Effective as of the closing of the stock repurchase, Ian R. Heap and Michael P. Esposito, Jr. have continued to serve on our board, but not as XL Capital's designees.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information available to us as of March 2, 2000 with respect to the ownership of our common stock by (i) each person known to us to be the beneficial owner of more than 5% of our outstanding shares, (ii) each director of the company, (iii) each executive officer of the company and
(iv) all of our directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

                                                           Number of Shares          Rule 13d-3
Name and Address                                             Beneficially            Percentage            Fully-Diluted
of Beneficial Owner                                            Owned(l)              Ownership(l)          Percentage(2)
---------------------------------------------------        ----------------         -------------          -------------
Marsh & McLennan Risk Capital
     Holdings, Ltd. (3)............................             2,301,022                  17.4%                  22.6%
     1166 Avenue of the Americas
     New York, New York 10036

Merrill Lynch & Co., Inc. (4)......................             2,033,900                  16.5                   11.3
     World Financial Center, North Tower
     250 Vesey Street
     New York, New York 10381

The Trident Partnership, L.P. (5)..................             1,636,079                  11.9                    9.1
     Craig Appin House
     8 Wesley Street
     Hamilton, HM11, Bermuda

EQSF Advisers, Inc. and M.J. Whitman Advisers, Inc.
     (6)...........................................             1,132,975                   9.2                    6.3
     767 Third Avenue
     New York, New York 10017

Franklin Resources, Inc. (7).......................             1,064,100                   8.6                    5.9
     777 Mariners Island Boulevard
     San Mateo, California 94404

Beck, Mack & Oliver LLC (8)........................               992,700                   8.1                    5.5
     330 Madison Avenue
     New York, New York 10017

Steinberg Asset Management Co.,
     Inc. (9)......................................               894,154                   7.3                    5.0
     12 East 49th Street
     New York, New York 10017

Crabbe Huson Group, Inc. (10)......................               809,887                   6.6                    4.5
     121 SW Morrison, Suite 1400
     Portland, Oregon  97204

Mark D. Mosca (11).................................               307,574                   2.5                    2.5

Robert Clements (12)...............................               232,292                   1.9                    2.5

Peter A. Appel (13)................................               102,834                   *                      1.1

Paul J. Malvasio (14)..............................                96,651                   *                      *

Michael P. Esposito, Jr. (15)......................                 7,804                   *                      *



                                      -43-

                                                           Number of Shares          Rule 13d-3
Name and Address                                             Beneficially            Percentage            Fully-Diluted
of Beneficial Owner                                            Owned(l)              Ownership(l)          Percentage(2)
---------------------------------------------------        ----------------         -------------          -------------

Lewis L. Glucksman (15)............................                 3,804                   *                      *

Ian R. Heap (15)...................................                 5,300                   *                      *

Thomas V. A. Kelsey (15)...........................                 6,554                   *                      *

Robert F. Works (15)...............................                 2,104                   *                      *

Philip L. Wroughton (15)...........................                 2,800                   *                      *

All directors and executive officers
     (11 persons)..................................               767,717                   6.1%                   7.3%

---------------

* Denotes beneficial ownership of less than 1.0%.

(1) Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), amounts shown under "Number of Shares Beneficially Owned" and "Rule 13d-3 Percentage Ownership" include shares of common stock that may be acquired by a person within 60 days of the date of this proxy statement. Therefore, "Rule 13d-3 Percentage Ownership" has been computed based on (1) 12,329,494 shares of common stock actually outstanding as of March 2, 2000 and (2) shares of common stock that may be acquired within 60 days of the date of this proxy statement upon the exercise of options and warrants held by the person whose Rule 13d-3 Percentage Ownership is being computed, excluding those options and restricted shares that would vest upon stockholder and regulatory approval of the asset sale, as described in "Interests of Certain Persons in Matters to be Acted Upon--Vesting of Options and Restricted Shares."

(2) Amounts shown under "Fully-Diluted Percentage," in the above table have been computed based on 12,329,494 shares of common stock actually outstanding as of March 2, 2000 and shares of common stock that may be acquired upon the exercise of all outstanding options and warrants (whether or not such options and warrants are exercisable within 60 days). As of March 2, 2000, there were an aggregate of 5,713,781 shares of common stock issuable under outstanding warrants and options as follows: (1) Class A Warrants to purchase an aggregate of 2,531,079 shares of common stock (the "Class A Warrants"), (2) Class B Warrants to purchase an aggregate of 1,920,601 shares of common stock (the "Class B Warrants") and (3) options to purchase an aggregate of 1,262,201 shares of common stock. The Class A Warrants are immediately exercisable at $20 per share and expire on September 19, 2002. The Class B Warrants are exercisable at $20 per share at any time after our common stock has traded at or above $30 per share for 20 out of 30 consecutive trading days and expire on September 19, 2005.

(3) Amounts include (1) 1,395,625 shares of common stock owned directly by MMRCH and (2) 905,397 shares issuable upon the exercise of Class A Warrants held by MMRCH. "Fully-Diluted Percentage" also reflects 1,770,601 shares of common stock issuable upon the exercise of Class B Warrants held by MMRCH, which warrants may become exercisable within 60 days of the date of this proxy statement. Based upon a Schedule 13D, dated November 7, 1996, filed with the SEC by Marsh & McLennan Companies, Inc.

(4) Based upon a Schedule 13G dated January 26, 2000, filed with the SEC jointly by Merrill Lynch & Co., Inc., a parent holding company, and Merrill Lynch Global Allocation Fund, Inc. ("MLGAF"), a registered investment company. In the Schedule 13G, Merrill Lynch & Co. reported that it has shared voting power and shared dispositive power with respect to 2,033,900 shares of common stock and MLGAF re-ported that it has shared voting power and shared dispositive power with respect to 1,947,500 shares of common stock.

(5) Amounts include (1) 250,000 shares of common stock owned directly by The Trident Partnership, L.P. ("Trident") and (2) 1,386,079 shares of common stock issuable upon the exercise of Class A Warrants held by Trident. Based upon a Schedule 13D, dated March 27, 1998, filed with the SEC by Trident.

(6) Based upon a Schedule 13G dated February 14, 2000, filed with the SEC jointly by EQSF Advisers, Inc. ("EQSF") and M.J. Whitman Advisers, Inc. ("MJWA"), each an investment advisor, and Martin J. Whitman. In the
     Schedule 13G, EQSF reported that it has sole voting power and sole dispositive power with respect to 473,400 shares of common stock and MJWA reported that it has sole voting power and sole dispositive power with respect to 659,575 shares of common stock.

(7) Based upon a Schedule 13G dated January 31, 2000, filed with the SEC by Franklin Resources, Inc. and certain of its affiliates (collectively, "FRI"). In the Schedule 13G, FRI reported that it has sole voting power and sole dispositive power with respect to 1,064,100 shares of common stock beneficially owned by one or more managed accounts which are advised by investment advisory subsidiaries of FRI.

(8) Based upon a Schedule 13G dated January 22, 1999, filed with the SEC by Beck, Mack & Oliver LLC ("Beck"), an investment advisor. In the Schedule 13G, Beck reported that it has shared dispositive power with respect to 992,700 shares of common stock beneficially owned by its clients.

(9) Based on Schedule 13G dated February 10, 2000, filed with the SEC jointly by Steinberg Asset Management Co., Inc., an investment adviser ("SAMC"), and Michael A. Steinberg & Co., Inc., a broker-dealer. In the Schedule 13G, SAMC reported that it has sole voting power with respect to 554,200 shares of common stock and sole dispositive power with respect to 891,654 shares of common stock, and Steinberg & Co. reported that it has sole dispositive power with respect to 2,500 shares of common stock.

(10) Based upon a Schedule 13G dated February 3, 2000, filed with the SEC by the Crabbe Huson Group, Inc. ("CHG"), an investment advisor. In the Schedule 13G, CHG reported that it has shared voting power with respect to 774,287 shares of common stock and shared dispositive power with respect to 809,887 shares of common stock beneficially owned by its clients.

(11) Amounts include (1) 141,071 shares of Common Stock owned directly by Mr. Mosca (20,000 of such shares are subject to vesting) and (2) 166,503 shares of Common Stock subject to immediately exercisable options. "Fully-Diluted Percentage" also includes 145,897 shares of common stock subject to stock options that may become exercisable within 60 days of the date of this proxy statement. See "Interests of Certain Persons in Matters to be Acted Upon -- Vesting of Options and Restricted Shares."

(12) Amounts include (1) 24,304 shares of common stock owned directly by Mr. Clements, (2) Class A Warrants to purchase 80,000 shares of common stock,
     (3) 33,385 shares of Common Stock subject to immediately exercisable options and (4) 55,000 shares of common stock and Class A Warrants to purchase 39,603 shares of common stock beneficially owned by Taracay Investors, a general partnership ("Taracay"), the general partners of which consist of Mr. Clements and members of his family. Mr. Clements is the managing partner of Taracay. "Fully-Diluted Percentage," also includes (1) 73,740 shares of common stock subject to stock options (see "Interests of Certain Persons in Matters to be Acted Upon -- Vesting of Options and Restricted Shares") and (2) 150,000 shares of common stock issuable upon the exercise of Class B Warrants, which options and Class B Warrants may become exercisable within 60 days of the date of this proxy statement.

(13) Amounts include (1) 31,171 shares of common stock owned directly by Mr. Appel (5,000 of such shares are subject to vesting) and (2) 71,663 shares subject to immediately exercisable options. "Fully-Diluted Percentage" also includes 94,137 shares of common stock subject to stock options that may become exercisable within 60 days of the date of this proxy statement. See "Interests of Certain Persons in Matters to be Acted Upon -- Vesting of Options and Restricted Shares."

(14) Amounts include (1) 29,988 shares of common stock owned directly by Mr. Malvasio (5,000 of such shares are subject to vesting) and (2) 66,663 shares subject to immediately exercisable options. "Fully-Diluted Percentage" also includes 74,137 shares of common stock subject to stock options that may become exercisable within 60 days of the date of this proxy statement. See "Interests of Certain Persons in Matters to be Acted Upon -- Vesting of Options and Restricted Shares."

(15) Amounts include 1,800 shares (in the case of Messrs. Kelsey and Works, 1,550 and 100 shares, respectively) of common stock subject to immediately exercisable options. "Fully-Diluted Percentage" also includes 1,500 shares (in the case of Mr. Works, 1,700 shares) of common stock subject to stock options that may become exercisable within 60 days of the date of this proxy statement. See "Interests of Certain Persons in Matters to be Acted Upon -- Vesting of Options and Restricted Shares."

            INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Payments to Executive Officers and Chairman of the Board

     The asset sale will constitute a change in control for purposes of our benefit and employment arrangements. The following payments, which will be made to our executive officers upon closing of the asset sale, are estimated to be:
Mark D. Mosca, $2,716,714; Peter A. Appel, $1,476,563; and Paul J. Malvasio, $1,220,625. These amounts are equal to a specified multiple of the sum of such executive officer's annual base salary and target annual bonus (or, in the case of Mr. Mosca, a notional target amount equal to 100% of his annual base salary). The specified multiple is 2.99 for Mr. Mosca and 2.25 for Messrs. Appel and Malvasio. In addition, a prorated portion of such executive officer's target annual bonus (or, in the case of Mr. Mosca, a prorated portion of a notional target amount equal to 100% of his annual base salary) will be paid to the executive officers at the closing of the asset sale. Each executive officer will also be entitled to continuance of his insurance benefits.

     Robert Clements, chairman of the board, will receive a special bonus of up to $500,000 upon the consummation of the asset sale.

Vesting of Options and Restricted Shares

     Our executive officers and members of our board of directors currently hold unvested stock options and shares of restricted stock as set forth below, all of which will immediately vest upon stockholder and regulatory approval of the asset sale:

                                   Unvested Stock
                                       Options                Exercise Price
                                   --------------             --------------

Mark D. Mosca                            20,000               $   20.00
                                         29,600                   17.63
                                         43,258                   23.00
                                         53,039                   22.44

Peter A. Appel                            5,000                   21.00
                                         15,800                   17.63
                                         23,098                   23.00
                                         50,239                   22.44

Paul J. Malvasio                          5,000                   20.00
                                         15,800                   17.63
                                         23,098                   23.00
                                         30,239                   22.44

Robert Clements                          32,460                   23.00
                                         39,780                   22.44
                                          1,500                   12.66

Michael P. Esposito, Jr.                  1,500                   12.66

Lewis L. Glucksman                        1,500                   12.66

Ian R. Heap                               1,500                   12.66

Thomas V.A. Kelsey                        1,500                   12.66

                                   Unvested Stock
                                       Options                Exercise Price
                                   --------------             --------------

Robert F. Works                             200                   16.00
                                          1,500                   12.66


Philip L. Wroughton                       1,500                   12.66


                                          Shares of Restricted Stock
                                          --------------------------
Mark D. Mosca                                   20,000
Peter A. Appel                                   5,000
Paul J. Malvasio                                 5,000

Ownership of Warrants

     There are outstanding, and will continue to be outstanding after the asset sale, Class A Warrants to purchase an aggregate of 2,531,079 shares of our common stock and Class B Warrants to purchase an aggregate of 1,920,601 shares of our common stock. The Class A Warrants are immediately exercisable at $20 per share and expire on September 19, 2002. The Class B Warrants are exercisable at $20 per share at any time after our common stock has traded at or above $30 per share for 20 out of 30 consecutive trading days and expire on September 19, 2005. Holders of Class A Warrants include Marsh & McLennan Risk Capital Holdings, Ltd., The Trident Partnership, L.P. and Robert Clements, the chairman of our board, members of his family and a family partnership. Holders of Class B Warrants include Marsh & McLennan Risk Capital Holdings, Ltd., Mr. Clements and members of his family. Please see footnotes 2, 3, 5 and 12 to the table in the section entitled "Security Ownership of Certain Beneficial Owners and Management" in the preceding pages of this proxy statement for details on the ownership of the Class A Warrants and the Class B Warrants.

                      DIVIDEND AND STOCK REPURCHASE POLICY

     Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by our board of directors. Our board of directors currently does not intend to declare dividends or make any other distributions.

     Our board intends to make a determination regarding repurchases of our shares after the consummation of the asset sale, but no decision has yet been made as to whether any such repurchases will be made or the amount, timing or method of any such repurchases, which will depend on future circumstances.

                       SELECTED HISTORICAL FINANCIAL DATA

     Our and RCRe's selected consolidated historical financial data for the years ended December 31, 1999, 1998, 1997, 1996 and for the period from June 23, 1995 (date of inception) to December 31, 1995 should be read in conjunction with our audited consolidated financial statements and the related notes contained elsewhere in this proxy statement.

                                                                                                                Period from
                                                                                                               June 23, 1995
                                                                                                                    to
                                                                 Years Ended December 31,                      December 31,
                                                -----------------------------------------------------------    -------------
                                                   1999            1998            1997            1996            1995
                                                -----------     ----------       ---------        ---------    -------------
                                                                 (Dollars in thousands, except share data)

Statement of Operations Data
Net premiums earned.......................        $311,368        $206,194        $107,372         $35,761
Net investment income.....................          20,173          15,687          14,360          13,151          $4,578
Net realized investment gains
   (losses)...............................          17,227          25,252            (760)          1,259             397
Total revenues............................         348,768         247,133         120,972          50,171           4,975
Net income (loss).........................         (32,436)          3,091           2,039           4,112           1,019
Comprehensive income (loss)...............        ($52,286)        ($4,375)        $47,107          $9,817          $4,750
   Average shares outstanding
   Basic..................................      17,086,732      17,065,165      17,032,601      16,981,724      16,747,084
   Diluted................................      17,086,808      17,718,223      17,085,788      16,983,909      16,990,425
Per Share Data
     Net income (loss)
     Basic................................          ($1.90)          $0.18           $0.12           $0.24           $0.06
     Diluted..............................          ($1.90)          $0.17           $0.12           $0.24           $0.06
   Comprehensive Income (loss)
   Basic..................................          ($3.06)         ($0.26)          $2.77           $0.58           $0.28
   Diluted ...............................          ($3.06)         ($0.26)          $2.76           $0.58           $0.28


                                                                               December 31,
                                               ----------------------------------------------------------------------------
                                                   1999            1998            1997            1996            1995
                                               ------------     ----------     -----------     -----------     ------------
                                                                 (Dollars in thousands, except share data)

Balance Sheet Data
Cash and invested assets..................        $585,909        $587,155        $505,728        $392,940        $347,327
Total assets..............................         864,359         757,830         581,247         432,486         350,986
Stockholders' equity......................         346,514         398,002         401,031         352,213         340,215
Shares outstanding
   Basic..................................      17,087,970      17,087,438      17,058,462      17,031,246      16,941,125
   Diluted................................      17,087,970      17,497,904      17,601,608      17,065,406      16,941,125
Book value per share
   Basic..................................          $20.28          $23.29          $23.51          $20.68          $20.08
   Diluted................................          $20.28          $22.75          $22.79          $20.64          $20.08
Cash dividends per share..................          N/A             N/A             N/A             N/A              N/A



                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General

     The Company

     We are the holding company for Risk Capital Reinsurance ("RCRe"), our wholly owned subsidiary which is domiciled in Nebraska. We were incorporated in March 1995 and commenced operations in September 1995 upon completion of our initial public offering. We received aggregate net proceeds from the offering of approximately $335 million, of which $328 million was contributed to the capital of RCRe. On November 6, 1995, RCRe was licensed under the insurance laws of the State of Nebraska and is currently licensed or accredited as a reinsurer in 44 states. As of December 31, 1999, the statutory surplus of RCRe was approximately $290 million. In July 1998, RCRe capitalized its wholly owned subsidiary, Cross River Insurance Company ("Cross River"), with $20 million. Cross River received its Nebraska insurance license in October 1998, and is currently authorized to write insurance on an excess and surplus lines basis in 22 additional states.

     Folksamerica Transaction

     As of January 10, 2000, we entered into an agreement with Folksamerica Reinsurance Company and Folksamerica Holding Company (collectively, "Folksamerica") pursuant to which Folksamerica Reinsurance Company will assume RCRe's liabilities under the reinsurance agreements transferred in the asset sale and RCRe will transfer to Folksamerica Reinsurance Company assets in an aggregate amount that is, in book value, equal to the book value of the liabilities assumed. In consideration for the transfer of RCRe's book of business, Folksamerica will pay $20.335 million in cash at the closing, subject to adjustment under the circumstances set forth in the asset purchase agreement.

     Under the terms of the agreement, we will place $20 million in escrow for a period of five years. These funds will be primarily used to reimburse Folksamerica to the extent that the loss reserves (which were $38.7 million at December 31, 1999) relating to business produced on behalf of RCRe by a certain managing underwriting agency are deficient as measured at the end of such five year period. To the extent that such loss reserves are redundant, all of the escrowed funds will be returned to us and Folksamerica will pay us an amount equal to such redundancy. We will be responsible for certain tax costs incurred by Folksamerica in the transaction, as well as our own transaction and severance costs, and certain reinsurance costs incurred for the benefit of Folksamerica. An additional amount of up to $5 million may be placed in escrow for a period of five years to the extent that RCRe's reserves at closing are less by at least a specified amount than those estimated by its independent actuaries. In connection with either escrow arrangement, we will record a loss in an amount equal to any probable deficiency in the related reserve that may become known during or at the end of the five year period. See "The Asset Purchase Agreement" and "Other Transaction Agreements" for a detailed description of the asset purchase agreement and escrow agreements.

     The sale of our reinsurance business to Folksamerica is contingent on approval by our stockholders, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the retention of a key employee, obtaining certain third party consents, the absence of a material adverse change in RCRe's business, and other customary closing conditions. Marsh & McLennan Risk Capital Holdings, Ltd. and The Trident Partnership, L.P., which collectively represent approximately 13.3% of the total voting power of our outstanding common stock (after giving effect to the repurchase of 4,755,000 shares on March 2, 2000 from XL Capital, which is discussed below), have agreed to vote in favor of the asset sale.

     The GAAP book value of the assets and liabilities to be transferred to Folksamerica recorded in the accompanying financial statements at December 31, 1999 are as follows:

                                                                   (In Millions)

Fixed maturities and short-term investments                              $245.6
Premiums receivable                                                       119.3
Reinsurance recoverable                                                    73.1
Deferred policy acquisition costs                                          23.6
Deferred income tax asset                                                  13.9
Other insurance assets                                                     37.0
                                                                   -------------
Total Assets                                                             $512.5
                                                                   -------------

Reserve for claims and claims expenses                                   $364.6
Net unearned premium reserve                                              108.7
Reinsurance premiums payable                                               14.7
Other insurance liabilities                                                24.5
                                                                   -------------
Total Liabilities                                                        $512.5
                                                                   -------------

Net book value of assets and liabilities to be transferred                 --
                                                                   =============

     The actual GAAP book value of the assets and liabilities transferred to Folksamerica will be determined as of the closing date of the asset sale, and will differ from that set forth above.

     At the closing of the asset sale, RCRe and Folksamerica will enter into a transfer and assumption agreement, under which Folksamerica will assume RCRe's rights and obligations under the reinsurance agreements being transferred in the asset sale. Following regulatory approval of these agreements, the reinsureds under such agreements that are in-force will be notified that Folksamerica has assumed RCRe's obligations and that, unless the reinsureds object to the assumption, RCRe will be released from its obligations to those reinsureds. Assuming that none of the reinsureds object to the assumption, the gross liabilities for such business will be removed from the accounts of RCRe for statutory accounting and GAAP accounting purposes.

     RCRe will continue to record gross liabilities in its accounts for reinsureds that object to the release of RCRe from its obligations to such reinsureds. In such instances, an offsetting accounts receivable amount from Folksamerica would be recorded as an asset equal to such gross liabilities. This would also result in a portion of any pre-tax gain on the asset sale being deferred and amortized into income as gross liabilities are extinguished.

     XL Transaction

     On March 2, 2000, we repurchased from XL Capital, then our single largest stockholder, all of the 4,755,000 shares of our common stock held by it. Under the terms of a stock repurchase agreement with XL Capital, we paid $12.45 per share of our common stock, or a total of $59.2 million. The per share repurchase price was determined as the lesser of (1) 85% of the average closing market price of our common stock during the 20 trading days beginning on the third business day following public announcement of the stock repurchase and asset sale (January 21, 2000), which was $14.65, and (2) $15. We paid XL Capital the consideration for the repurchase with: our interest in privately held LARC Holdings, Ltd. (parent of Latin American Reinsurance Company Ltd.), valued at $25 million (which was carried by us at $24 million at December 31, 1999); and all of our interest in Annuity and Life Re (Holdings), Ltd., valued at $25.38 per share and $18.50 per warrant, or $37.8 million in the aggregate (which was carried by us at $38.2 million at December 31, 1999). XL Capital paid us in cash the difference (equal to $3.6 million) between our repurchase price and the value of our interests in LARC Holdings and Annuity and Life Re. The value per share of Annuity and Life Re was determined by taking the average of the closing price of Annuity and Life Re shares for the same period used in determining the repurchase price of our shares. The value of the warrants was determined using a Black Scholes methodology.

     As a result of this transaction, stockholders' equity, which was $346.5 million at December 31, 1999, has been reduced by $59.4 million and the number of outstanding voting shares, which was 17,087,970 at December 31, 1999, was 12,332,970 at March 2, 2000.

     RCRe's statutory surplus, which was $290 million at December 31, 1999, was also reduced by $60 million for the distribution of the stock and warrants in both LARC Holdings, Ltd. and Annuity and Life Re Holdings, Ltd., to us, based on their statutory carrying values at December 31, 1999.

     RCRe Distribution

     Upon payment of a contemplated distribution from RCRe to us that would occur after the completion of the asset sale, our assets would consist of fixed maturity and short term investments, publicly traded equity securities and privately held securities, and our remaining $19 million investment commitment to Trident II, L.P. would remain in place. We would also continue to own all of the outstanding capital stock of RCRe and Cross River, each with statutory surplus of approximately $20 million (or any greater amount the Nebraska Insurance Department requires RCRe to retain in the event there are any objections from reinsureds to the release of RCRe from further liability pursuant to the transfer and assumption agreement). See "--Liquidity and Capital Resources" below for a discussion of the regulatory issues relating to distributions by RCRe.

     Future Operations

     Following the sale of our reinsurance business to Folksamerica, our intended strategy is to pursue business combinations and ventures with operating businesses. Our success will depend almost entirely on the operations, financial condition and management of the companies with which we may merge or which we may acquire in whole or in part. We have not yet identified specific business opportunities. Accordingly, the financial and operational risks that we may encounter in the future cannot be specified. See "Risk Factors--Risks Relating to Our Business After the Asset Sale."

     Recent Industry Performance

     Demand for reinsurance is influenced significantly by underwriting results of primary property and casualty insurers and prevailing general economic and market conditions, all of which affect liability retention decisions of primary insurers and reinsurance premium rates. The supply of reinsurance is directly related to prevailing prices and levels of surplus capacity, which, in turn, may fluctuate in response to changes in rates of return on investments being realized in the reinsurance industry. The last three years have been difficult periods from both a market and earnings perspective for most insurance markets. The property and casualty insurance and reinsurance segments have experienced an increasingly more difficult and highly competitive operating environment characterized by a soft rate structure and overcapitalization. Other factors that have contributed to the prevailing competitive conditions in the reinsurance industry in recent years include new entrants to the reinsurance market (including certain specialized reinsurance operations) and the presence of certain reinsurance companies which operate within tax-advantaged jurisdictions (e.g., Bermuda, Cayman Islands) that benefit from higher after-tax investment returns. In addition, concerns with respect to the financial security of Lloyd's that had adversely impacted the competitive position of that marketplace have apparently been overcome by actions taken at Lloyd's over the last few years, thereby enhancing its competitive position.

     The industry's profitability can also be affected significantly by volatile and unpredictable developments, including changes in the propensity of courts to grant larger awards, natural disasters (such as cata-strophic hurricanes, windstorms, earthquakes, floods and fires), fluctuations in interest rates and other changes in the investment environment that affect market prices of investments and the income and returns on investments, and inflationary pressures that may tend to affect the size of losses experienced by ceding primary insurers. The reinsurance industry is highly competitive and dynamic, and market changes may affect, among other things, demand for our products, changes in investment opportunities (and the performance thereof), changes in the products offered by us or changes in our business strategy.

     Reinsurance treaties that are placed by intermediaries are typically for one year terms with a substantial number that are written or renewed on January 1 each year. Other significant renewal dates include April 1, July 1 and October
1. The January 1, 2000 renewal period was marked by continuing intensified competitive conditions in terms of premium rates and treaty terms and conditions in both the property and casualty segments of the marketplace. These conditions have been worsened due to large domestic primary companies retaining more of their business and ceding less premiums to reinsurers. Commencing in late 1997, in addition to our core business, we expanded into specialty classes of reinsurance business, including marine and aviation and space in 1997, surety and fidelity in 1998, and accident and health in 1999. In 1999, we discontinued our aviation and space lines of business.

     In-Force Business

     At January 1, 2000, RCRe had approximately 330 renewable in-force reinsurance treaties (such renewal is subject to negotiation and evaluation during the renewal period), with approximately $249.1 million of estimated annualized net premiums written, compared to $287.5 million at January 1, 1999 and $172.5 million at January 1, 1998, representing a decline of 13% and an increase of 67% over the prior year, respectively. Such in-force premiums at January 1, 2000 represent estimated annualized premiums from treaties entered into during 1999 and the January 1, 2000 renewal period that are expected to generate net premiums written during 2000. Such treaties at January 1, 2000 are estimated to generate approximately $210.6 million of net premiums written over the 12-month period ending December 31, 2000 without taking into account certain factors, including the possibilities that (i) several treaties entered into in 1999 that are scheduled to expire during the remainder of 2000 may be renewed and (ii) additional treaties may be bound during 2000.

     The decline in in-force business of 13% in 1999 compared to 1998 is due to several factors which include (i) discontinuing aviation and space business in 1999; (ii) non-renewals in other classes of business, due to (a) our adherence to underwriting standards in competitive market conditions and (b) the effect on cedents of our poor underwriting performance, coupled with a decline in RCRe's A.M. Best rating from A to A-. Such declines were partially offset by increased in-force premiums in Accident & Health business where significant underwriting capacity has exited the market since 1998, and we believe reinsurance pricing improvements have occurred in 1999 and 2000.

Results of Operations

     We had consolidated comprehensive losses of $52.3 million and $4.4 million for the years ended December 31, 1999 and 1998, respectively, and consolidated comprehensive income of $47.1 million for the year ended December 31, 1997. Our comprehensive income or loss is composed of net income and the change in unrealized appreciation of investments. Net loss for the year ended December 31, 1999 was $32.4 million and net income for the years ended December 31, 1998 and 1997 was $3.1 million and $2.0 million, respectively. After-tax realized investment gains (losses) of $11.2 million, $16.4 million and ($0.5 million) were also included in net income for 1999, 1998 and 1997, respectively. Net income for the years ended December 31, 1999, 1998 and 1997 included income (losses) of $0.7 million, ($1.1 million), and ($0.2 million), respectively, representing our equity in the net income (loss) of investee companies accounted for under the equity method of accounting. Net loss for the year ended December 31, 1999 also included a loss of $383,000 from a cumulative effect of an accounting change for start-up costs.

     Following is a table of per share data for the years ended December 31, 1999, 1998 and 1997 on an after-tax basis:

                                                                               Years Ended December 31,
                                                                  ----------------------------------------------------
                                                                        1999             1998              1997
                                                                  ------------       ------------       --------------
        Basic earnings per share:
        Underwriting loss                                               ($3.42)           ($1.39)          ($0.45)
        Net investment income                                             0.85              0.68             0.61
        Net realized investment gains (losses)                            0.66              0.96            (0.03)
        Equity in net income (loss) of investees                          0.03             (0.07)           (0.01)
        Cumulative effect of accounting change                           (0.02)
                                                                  ------------       -----------        ---------
        Net income                                                       (1.90)             0.18             0.12
        Change in net unrealized appreciation of investments             (1.16)            (0.44)            2.65
                                                                  ------------       -----------        ---------
        Comprehensive income (loss)                                     ($3.06)           ($0.26)           $2.77
                                                                  ============       ===========        =========
        Average Shares Outstanding (000's)                              17,087            17,065           17,033
                                                                  ============       ===========        =========
        Diluted earnings per share:
        Underwriting loss                                               ($3.42)           ($1.35)          ($0.45)
        Net investment income                                             0.85              0.65             0.61
        Net realized investment gains (losses)                            0.66              0.93            (0.03)
        Equity in net income (loss) of investees                          0.03             (0.06)           (0.01)
        Cumulative effect of accounting change                           (0.02)
                                                                  ------------       -----------        ---------
        Net income                                                      ($1.90)            $0.17            $0.12
                                                                  ============       ===========        =========
        Comprehensive income (loss)                                     ($3.06)           ($0.26)           $2.76
                                                                  ============       ===========        =========

        Average shares outstanding (000's)                              17,087            17,718           17,086
                                                                  ============       ===========        =========

        Book Value Per Share, December 31:
        Basic                                                           $20.28            $23.29           $23.51
        Diluted                                                         $20.28            $22.75           $22.79

        Shares outstanding (000's)
        Basic                                                           17,088            17,087           17,058
        Diluted                                                         17,088            17,498           17,602


     Net Premiums Written

     Net premiums written for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                                                 (In millions)                     Percent
                                                           Years Ended December 31,                 Change
                                                     1999            1998            1997         1998/1999
                                                  ----------    -----------     ------------      ----------
        Property                                      $78.9         $33.7            $17.8            134%
        Casualty                                       64.1          80.3             69.7            (20%)
        Multi-line                                     67.7          62.8             45.9              8%
        Other                                           7.6          16.5             10.0            (54%)
        Accident & Health                              50.3
        Aviation & Space                               18.4          26.0                             (29%)
        Marine                                         14.0          14.4              1.4             (3%)
        Surety & Fidelity                               5.7           1.0                             470%
                                                  -----------    -----------     -----------      ----------
        Total                                        $306.7        $234.7           $144.8             31%
                                                  ===========    ===========     ===========      ==========

     Set forth below are RCRe's assumed and ceded premiums written for the years ended December 31, 1999, 1998 and 1997:

                                                                      (In millions)
                                                                Years Ended December 31,
                                                    ----------------------------------------------
                                                        1999              1998              1997
                                                    ------------     -------------    ------------
        Assumed premiums written                        $386.8            $260.5          $147.8
        Ceded premiums written                            80.1              25.8             3.0
                                                    ------------     -------------    ------------
        Net premiums written                            $306.7            $234.7          $144.8
                                                    ============     =============    ============

     RCRe's net premiums written increased 31% to $306.7 million in 1999 from $234.7 million in 1998 and 62% to $234.7 million in 1998 from $144.8 million in 1997. Premium growth resulted from two key strategies, the integration of investment with reinsurance and the diversification into "specialty" classes of business, which for purposes of this discussion consist of Accident & Health, Aviation and Space, Marine and Surety & Fidelity.

     Approximately 30%, 32% and 29% of net premiums written in 1999, 1998 and 1997, respectively, were generated from companies in which we have invested or committed to invest funds ("integrated transactions").

     Approximately 29%, 18% and 1% of net premiums written in 1999, 1998 and 1997, respectively, was produced from specialty classes of business. Specialty classes of business accounted for 65% and 44% of the increase in net premiums written for 1999 and 1998, respectively.

     Approximately 15%, 32% and 28% of net premiums written in 1999, 1998 and 1997, respectively, were from non-United States clients, which are Lloyd's syndicates or are located in the United Kingdom, Bermuda and Continental Europe.

     Net premiums written in 1999 includes approximately $26 million related to a group of property reinsurance treaties that expired in 1999 covering crop hail business underwritten on behalf of a start-up entity formed by Trident II, L.P. This business was protected by extensive aggregate excess of loss retrocession and generated a profit based upon underwriting results. We do not expect to renew these treaties in 2000.

     Net premiums written in 1999 for other business was reduced by $10.6 million for the retrocession of a treaty which covers future multiple rocket launches that was recorded in 1996. The reduction of net premiums written resulting from this retrocession increased the commission and operating expense ratio components of the statutory composite ratio by 1.1 percentage points, but had no impact on operating results.

     Consistent with our strategy of writing a small number of large treaties for our core business, two clients contributed approximately $81.3 million or 26.5% of 1999 total net premiums written, with the largest client contributing approximately 13.7% and the second contributing 12.8%. Approximately 70% of the business written from the client that contributed 13.7% and all of the business written from the client that contributed 12.8% are part of an integrated transaction, and such business is subject to renewal at our option for two and four remaining years, respectively.

     In 1998, three clients contributed approximately $74 million, or 32%, of 1998 total net premiums written, with the largest client contributing approximately 18% and the remaining two contributing 8% and 6%, respectively. In 1997, five clients contributed approximately $68 million, or 45%, of total net premiums written, with the largest client contributing approximately 18% and the remaining four contributing from 5% to 8%.

     RCRe's ceded premiums increased to $80.1 million in 1999, compared to $25.8 million in 1998 and $4.2 million in 1997. Such ceded premiums primarily relate to RCRe's property, multi-line, marine, aviation and space reinsurance business, for which we seek to reduce RCRe's exposure to large and catastrophic losses. Since the fourth quarter of 1998, we have purchased additional retrocessional protection to reduce RCRe's exposures to both space and aviation risks. Effective July 1, 1999, RCRe also purchased a retrocessional treaty for a one year period covering earthquake, wind and other property catastrophe perils for $10 million in excess of a $15 million retention per occurrence.

     While not anticipated, the reduction or loss of business assumed from one or more large clients could have a material adverse effect on our results of operations to the extent not offset by new business.

     Operating Costs and Expenses

     One traditional method of measuring the underwriting performance of a property/casualty insurer, such as RCRe, is the statutory combined ratio. This ratio, which is based upon statutory accounting principles (which differ from generally accepted accounting principles in several respects), reflects underwriting experience, but does not reflect income from investments. A statutory combined ratio under 100% indicates underwriting profitability, while a combined ratio exceeding 100% indicates an underwriting loss.

     Set forth below are RCRe's statutory combined ratios for the years ended December 31, 1999, 1998 and 1997 and the estimated aggregate statutory combined ratios for domestic reinsurers and domestic broker market reinsurers based on data reported by the Reinsurance Association of America ("RAA") as of such dates:

                                                                       Years Ended December 31,
                                                              1999                1998               1997

        Claims and claims expenses                             98.2%               85.4%               68.4%
        Commissions and brokerage                              26.3%               24.2%               28.8%
                                                              -----               -----               -----
                                                              124.5%              109.6%               97.2%
        Other operating expenses                                4.7%                6.8%                9.1%
                                                              -----               -----               -----
        Statutory combined ratio                              129.2%              116.4%              106.3%
                                                              =====               =====               =====
        Domestic reinsurer aggregate
          Statutory combined ratios                           109.6%(1)           104.4%              102.3%
                                                              =====               =====               =====

(1)      Estimated based on RAA data published at September 30, 1999.

     After-tax underwriting losses for the years indicated were as follows (dollars in millions):

                                                                       Years Ended December 31,
                                                          ---------------------------------------------------
                                                              1999               1998                1997
                                                          -----------        ------------        ------------
        After-tax underwriting loss
             Amount                                         $  58.4             $  23.0            $   7.7
             Per Share (Basic)                              $   3.42            $   1.39           $   0.45


     Statutory combined ratio after-tax underwriting results for 1999 and 1998 reflect very poor underwriting performance in competitive market conditions.

     RCRe's 1999 and 1998 statutory combined ratios were adversely affected by underwriting results from the sources identified below, which added 16 points and 9 points to the combined ratios (excluding operating expenses), respectively (dollars in millions):

                                                                   1999 Year Underwriting Impact
                                                     -----------------------------------------------------
                                                        Managing
                                                      Underwriting            Space &
                                                         Agency              Aviation               Total

        Net premiums written                             $  2.1               $ 18.4               $ 20.5
        Earned premiums                                  $  6.4               $ 13.8               $ 20.2
        After-tax underwriting loss
             Amount                                      $ 16.5               $ 19.7               $ 36.2
             Per Share (Basic)                           $  0.96              $  1.15              $ 2.11
        Combined Ratio Effect
           (in percentage points)                           7.7                  8.3                 16.0


                                                                   1998 Year Underwriting Impact
                                                      -----------------------------------------------------
                                                        Managing
                                                      Underwriting            Space &
                                                         Agency              Aviation               Total

        Net premiums written                             $   16.3             $   26.0             $   42.3
        Earned premiums                                  $   12.5                $21.3             $   33.8
        After-tax underwriting loss
             Amount                                      $    6.5             $    7.8             $   14.3
             Per Share (Basic)                           $    0.38            $    0.46            $    0.84
        Combined Ratio Effect
          (in percentage points)                              4.1                  4.9                  9.0

     Managing Underwriting Agency

     As identified above, during 1999 and 1998, we recorded after-tax underwriting losses of $16.5 million, or $0.96 per share, and $6.5 million, or $0.38 cents per share, respectively, from reinsurance on casualty and multi-line business produced by the managing underwriting agency. We also recorded related after-tax investment losses of $1.3 million, or $0.07 per share, and $862,000, or $0.03 per share, in net realized investment losses in 1999 and 1998, respectively. We have discontinued our underwriting relationship with the managing underwriting agency. The business and operations of the managing underwriting agency are in run-off.

     The total estimated ultimate net premiums written and earned by RCRe on all business produced by the managing underwriting agency recorded from inception in late 1997 through December 31, 1999 are approximately $19.3 million and $19.1 million, respectively, resulting in an inception to date after-tax underwriting loss of $22.4 million. Net reserves for claims and claim expenses for this business approximated $38.7 million at December 31, 1999. See "-- Folksamerica Transaction" for a discussion of a $20 million escrow fund relating to such reserves in connection with the sale of our reinsurance business to Folksamerica.

     Space & Aviation Business

     As identified above, during 1999 and 1998, RCRe recorded after-tax underwriting losses of $19.7 million, or $1.15 per share and $7.8 million, or $0.46 per share, respectively, for its space and aviation lines of business. During 1999, RCRe discontinued both lines of business.

     Space Business

     The total estimated ultimate net premiums written and earned by RCRe for space business from inception in 1998 through December 31, 1999 are $17.6 million each, resulting in an inception to date after-tax underwriting loss of $13.1 million. Net reserves for claims and claim expenses for space business approximated $2.4 million at December 31, 1999.

     At December 31, 1999, all satellite treaties have expired except for one treaty covering future multiple rocket launches which was 100% retroceded in 1999.

     Aviation Business

     The total estimated ultimate net premiums written and earned by RCRe for aviation business from inception in 1998 through December 31, 1999 are $26.8 million and $17.5 million, respectively, resulting in an inception to date after-tax underwriting loss of $14.3 million. Net reserves for aviation business approximated $26 million at December 31, 1999.

     Included in the 1999 after-tax underwriting loss for aviation business are incurred losses for the 1998 Swiss Air and Korean Air crashes and certain 1999 crashes, including the Egypt Air, American Airlines, Korean Air and China Air crashes. The additional loss recorded in 1999 for the Swiss Air crash was based on a reallocation of the $642 million expected industry loss between the plane manufacturer and Swiss Air. This reallocation adversely affected RCRe's gross loss. The gross loss associated with the Swiss Air crash reported as of December 31, 1998 had exhausted RCRe's retrocessional protections applicable to this occurrence. Therefore, none of such additional loss reported was ceded to retrocessionaires. To the extent that either the expected industry loss increases or additional loss is allocated to the plane manufacturer, RCRe could record additional losses. For example, if the expected industry loss increases by approximately $100 million, and assuming additional loss reallocations such that one-third of the industry loss is allocated to the plane manufacturer, RCRe would record additional aggregate loss (net of additional reinstatement premiums) of approximately $2.7 million after-tax. However, we cannot be certain of the ultimate industry loss or the final allocation of liability between the plane manufacturer and Swiss Air, and there can be no assurances that the ultimate industry loss will not be larger or that the plane manufacturer will not be allocated a greater proportion of the industry loss. With respect to all other reinsured crashes which occurred through December 31, 1999, we currently believe that RCRe's gross loss will not exhaust RCRe's reinsurance protections (although RCRe's net loss could increase within these protections based on the ultimate industry loss, the ultimate allocation of losses between the plane manufacturers and the airlines and other factors).

     For the year ended December 31, 1999, aviation assumed gross premiums earned, retroceded premiums earned, and net earned premiums were $43.7 million, $32.5 million and $11.2 million, respectively. While RCRe discontinued writing aviation business in 1999, RCRe currently has a number of assumed treaties that will continue to expose it to significant risk of aviation losses through 2001. Current estimates for gross aviation premiums that will be earned beyond 1999 aggregate approximately $20.5 million. Retrocessional premium charges to be recorded for retrocessional treaties presently in-force that expire during 2000 total approximately $15.4 million. Such retrocessional premium costs do not include additional retrocessional premium amounts that will be purchased to provide Folksamerica with additional retrocessional protection in connection with the sale of our reinsurance business to Folksamerica.

     Following the Egypt Air crash in October 1999, RCRe exhausted its initial layer of retrocessional protection for 1999 aviation exposures. Since October 1999, RCRe's initial retention as well as its total retention for aviation exposures are contingent on the size of insured industry losses, which could materially impact the recoveries under such retrocessions and therefore the net loss to us. Based on information currently available to us, we believe that RCRe's maximum exposures (net of retrocessional recoveries and reinstatement premiums) for future commercial airline losses vary depending on (i) the size of insured industry losses, (ii) the declining gross loss exposures as current in-force business expires, and (iii) the application of retrocessional protections which expire throughout 2000. Based on such current information, set forth below is our estimate of after-tax losses for RCRe's maximum exposures for the size industry loss and the time period presented (in millions):

                                                                                                                  $700
                                                                                                                   to
        Industry Loss:                      $50           $100          $200          $300          $500         $1,500
        -------------                     ------        -------      --------      --------      --------       -------
        Year 2000
        From/To:
        January 1
        March 31                            $1.5          $4.1         $3.4          $1.2            N/A          $1.0

        April 1
        June 30                             $1.5          $4.1         $6.5          $4.3           $2.4          $8.3

        July 1
        September 30                        $1.3          $3.1         $6.5          $7.5           $5.8          $8.7

        October 1
        December 31                         $1.6          $3.7         $3.6          $5.1           $6.2          $8.7

        Year 2001                           $1.6          $3.7         $5.3          $5.5           $5.5          $7.8

     We are presently evaluating the impact of recent commercial airline crashes that occurred in 2000, including the Alaska Air crash.

     Other Underwriting Loss Activity

     Except for multi-line business, all other classes of business also contributed to the 1999 underwriting loss, with the largest contribution from property business. The after-tax underwriting loss for property business approximated $4.9 million which included after-tax losses of $4.3 million for two large catastrophes in 1999 (Rouge steel plant in Dearborn, Michigan and French storm losses).

     The 1998 underwriting loss included an after-tax underwriting loss of $3.3 million for a property loss on a finite risk treaty.

     1999 Prior Year Development

     Estimates of prior accident year claims were increased by approximately $30 million in 1999 which added 10.2 points to the 1999 combined ratio. A substantial portion of this amount stemmed from (i) our review of additional claims information and our continuing underwriting and actuarial analysis of the business produced by the managing underwriting agency, (ii) notification of additional satellite losses received in 1999 pertaining to 1998, (iii) aviation losses, principally the previously discussed 1998 Swiss Air crash, and (iv) property losses reported on several international treaties that are in run-off.

     Estimates of prior accident year claims were reduced by approximately $2.8 million in 1998 primarily due to favorable claim development in the property and multi-line classes of business.

     Claims and claims expenses generally represent our most significant and uncertain costs. Reserves for these expenses are estimates involving actuarial and statistical projections at a given time of what we expect the ultimate settlement and administration of claims to cost based on facts and circumstances then known. The reserves are based on estimates of claims and claims expenses incurred and, therefore, the amount ultimately paid may be more or less than such estimates. The inherent uncertainties of estimating claim reserves are exacerbated for reinsurers by the significant periods of time (the "tail") that often elapse between the occurrence of an insured loss, the reporting of the loss to the primary insurer and, ultimately, to the reinsurer, and the primary insurer's payment of that loss and subsequent indemnification by the reinsurer. As a consequence, actual claims and claims expenses paid may deviate, perhaps materially, from estimates reflected in our reserves reported in our financial statements. The estimation of reserves by new reinsurers, such as us, may be less reliable than the reserve estimations of a reinsurer with an established volume of business and claims history. To the extent reserves prove to be inadequate, we may have to augment such reserves and incur a charge to earnings.

     Acquisition Costs

     In pricing RCRe's reinsurance treaties, we focus on many factors, including exposure to claims and commissions and brokerage expenses. Commissions and brokerage expenses are acquisition costs that generally vary by the type of treaty and line of business, and are considered by our underwriting and actuarial staff in evaluating the adequacy of premium writings. In a number of reinsurance treaties, provisional commissions are initially paid and subsequently increased or decreased, subject to a minimum and maximum amount, depending upon the claims and claims expenses experience of the assumed business. We record the commission increase or decrease in accordance with contractual terms based on the expected ultimate experience of the contract. The claims and commissions and brokerage ratios reflect our business mix.

     Other Operating Expenses

     Other operating expenses were $14.8 million in 1999, compared to $16.5 million and $13.5 million for the years ended December 31, 1998 and 1997, respectively.

     For 1999, the statutory operating expense ratio declined to 4.7%, compared with 6.8% for 1998 and 9.1% in 1997. The decline in our operating expense ratio was due to a decrease in other operating expenses and an increase in our net premiums written from the comparable prior year period. In addition, commencing in 1999, we allocated certain compensation and other operating expenses related to investment activities in the amount of $2.1 million to net investment income based on internal time studies. Such allocations were not made in prior periods. Due to such allocations, the 1999 statutory operating expense ratio improved by approximately one point and net investment income was reduced by approximately $0.08 per share, with no overall effect on operating results. On a pro-forma basis, the statutory operating expense ratios for 1998 and 1997 would have been 5.8% and 7.6%, respectively.

     Foreign Exchange

     Pre-tax foreign exchange gains and losses are recorded separately from statutory underwriting results and are therefore excluded from the statutory composite ratio. Unhedged monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date, with the resulting foreign exchange gains or losses recognized in income. For the years ended December 31, 1999, 1998 and 1997, pretax foreign exchange gains and (losses) were $198,000, $443,000 and ($682,000), respectively. Such future gains or losses may be affected by changes in foreign exchange rates which are unpredictable and could be material. For additional discussion, see "--Market Sensitive Instruments and Risk Management" below.

     Risk Retention

     Given RCRe's current level of surplus, under its current underwriting guidelines, the maximum net retention on any one claim for a given property or casualty treaty risk is generally $10 million.

     We monitor RCRe's earthquake and wind exposures and continuously reevaluate its estimated probable maximum pre-tax loss for such exposures through the use of modeling techniques. We generally seek to limit RCRe's probable maximum pre-tax net loss to no more than 10% of its statutory surplus for severe catastrophic events such as hurricanes and earthquakes that could be expected to occur once in every 100 years. This limitation includes combined exposure to underwriting losses, reinstatement costs for retrocessional arrangements which may be in force at the time of the losses resulting from the catastrophic event, and losses that RCRe may be exposed to as a result of its privately held investments in insurance and insurance-related entities. While we believe RCRe's risk management techniques are adequate, we cannot assure you that RCRe will not suffer pre-tax losses greater than 10% of its statutory surplus from a catastrophic event due to the inherent uncertainties in estimating the frequency and severity of such exposures. In addition, we believe that we cannot reasonably estimate RCRe's exposure to unrealized investment losses (if any) that may result from RCRe's investments in publicly traded securities of insurance and insurance-related entities.

     With respect to integrated solutions (where we combine an equity, equity-like or debt investment in a client company with the purchase by such client of reinsurance from RCRe), we generally limit RCRe's combined underwriting and investment exposure to pre-tax losses on any individual client to no more than 10% of RCRe's total statutory surplus.

     We continue to evaluate RCRe's potential catastrophe exposure, including both gross loss estimates and the impact of available reinsurance protection. While we believe our management of catastrophe exposures and underwriting guidelines are adequate, an extremely large catastrophic event, multiple catastrophic events or other unforeseen events could have a material adverse effect on our financial condition and results of operations.

     Net Investment Income

     At December 31, 1999, approximately 59% of our invested assets consisted of fixed maturity and short-term investments, compared to 48% at December 31, 1998. Net investment income was approximately $20.2 million in 1999, compared to $15.7 million and $14.4 million in 1998 and 1997, respectively. Such amounts for 1999, 1998 and 1997 are net of investment expenses of $5.5 million, $3.6 million and $2.2 million, respectively. The investment expense amounts include investment advisory fees of $2.0 million, $3.3 million and $1.8 million, respectively. The 1999 net investment income is also net of $1.1 million for the payment of interest expense in connection with the settlement of satellite losses.

     Our investment yields at amortized cost were as follows for the periods set forth below:

                                     Years Ended December 31,
                          1999                 1998                 1997
                        -----------        ------------        ------------
Investment yields:
Pre-tax                    3.6%                 3.4%                 3.7%
Net of tax                 2.7%                 2.5%                 2.7%

     Our investment yields are reflective of a significant allocation of the total investment portfolio in equity securities, which yield less current income than fixed maturity investments. At December 31, 1999 and 1998, investments in public and private equity securities approximated 41% and 49%, respectively, of total cash and invested assets. Additionally, such investment yields exclude our equity in the net income or loss of private equity investments accounted for under the equity method.

     Net Realized Gains (Losses) on Investments


     Our sources of net realized investment gains (losses) were as follows:


                                                                                     In thousands
                                                                               Years Ended December 31,
                                                                        --------------------------------------
                                                                           1999          1998           1997
                                                                        ---------     ----------      --------
        Net realized investment gain (losses)
          Fixed maturity securities                                      ($1,776)       $1,472           $275
          Publicly traded equity securities                               16,798        16,582          3,878
          Privately held securities                                        2,205         7,198         (4,913)
                                                                         -------       -------         ------
          Sub-total                                                       17,227        25,252           (760)
          Income tax expense (benefit)                                     6,029         8,838           (266)
                                                                         -------       -------         ------
          Net realized investment gains (losses), net of tax             $11,198       $16,414          ($494)
                                                                         =======       =======         ======

     Income Taxes

     Our 1999 income tax benefit, 1998 effective tax rate of 5% and the 1997 income tax benefit are less than the 35% statutory rate on pre-tax operating income due primarily to tax exempt income and the dividends received deductions. The 1999, 1998 and 1997 gross deferred income tax benefits of approximately $10.5 million, $7.3 million and $2.1 million, respectively, which are assets considered recoverable from future taxable income, resulted from temporary differences between financial and taxable income.

     The net deferred income tax asset at December 31, 1999 was $7.8 million. We periodically evaluate the need for a valuation allowance for any portion of the deferred tax asset that our management believes will not be realized based on current and future operating performance and available tax planning strategies.

     While we believe that a valuation allowance is not necessary at December 31, 1999, continued future comprehensive losses or future decisions with respect to business strategy following the sale of our reinsurance business may result in the establishment of a valuation allowance in future financial statements.

     We have a net operating loss carryforward which expires in 2019, for which we have established a deferred income tax asset of $7.3 million at December 31, 1999. The repurchase of our common stock held by XL Capital resulted in a 27.8% change in ownership by 5% shareholders. If, in the ensuing three years, there is more than a 22.2% additional change in ownership by 5% shareholders, an "ownership change" will have taken place for federal income tax purposes. If such ownership change occurs, the amount of loss carryforwards that can be used in any subsequent year may be severely limited and could be eliminated in certain circumstances. See "Risk Factors -- The financing of our business plan may cause us to forfeit certain tax benefits."

Investments

     A principal component of our investment strategy is investing a significant portion of RCRe's invested assets in publicly traded and privately held equity securities, primarily issued by insurance and reinsurance companies and companies providing services to the insurance industry. Cash and fixed maturity investments and, if necessary, the sale of marketable equity securities will be used to support shorter-term liquidity requirements.

     As a significant portion of RCRe's investment portfolio consists of equity securities issued by insurance and reinsurance companies and companies providing services to the insurance industry, the equity portfolio lacks industry diversification and will be particularly subject to the performance of the insurance industry. Unlike fixed income securities, equity securities such as common stocks, including the equity securities in which RCRe has invested, generally are not and will not be rated by any nationally recognized rating service. The values of equity securities generally are more dependent on the financial condition of the issuer and less dependent on fluctuations in interest rates than are the values of fixed income securities. The market value of equity securities generally is regarded as more volatile than the market value of fixed income securities. The effects of such volatility on RCRe's equity portfolio could be exacerbated to the extent that such portfolio is concentrated in the insurance industry and in relatively few issuers. Since December 31, 1999, the market value of our public equity portfolio has decreased by approximately $25 million due to general stock market volatility, market decline in the property and casualty insurance sector and the poor operating performance of several of our investee companies. For additional discussion, see "--Market Sensitive Instruments and Risk Management" below.

     As our investment strategy is to invest a significant portion of RCRe's investment portfolio in equity securities, our investment income in any fiscal period may be smaller, as a percentage of investments, and less predictable than that of other insurance and/or reinsurance companies, and net realized and unrealized gains (losses) on investments may have a greater effect on our results of operations or stockholders' equity at the end of any fiscal period than would be the case for other insurance and/or reinsurance companies. Since the realization of gains and losses on equity investments is not generally predictable, such gains and losses have differed and will differ significantly from period to period. Variability and declines in our results of operations could be further exacerbated by private equity investments in start-up companies which are accounted for under the equity method. Such start-up companies may be expected initially to generate operating losses.

     Investments included in RCRe's private portfolio include securities issued by privately held companies and by publicly traded companies that are generally restricted as to resale or are otherwise illiquid and do not have readily ascertainable market values. The risk of investing in such securities is generally greater than the risk of investing in securities of widely held, publicly traded companies. Lack of a secondary market and resale restrictions may result in an inability by us to sell a security at a price that would otherwise be obtainable if such restrictions did not exist and may substantially delay the sale of a security we seek to sell.

     At December 31, 1999, cash and invested assets totaled approximately $585.9 million, consisting of $82.2 million of cash and short-term investments, $261.1 million of publicly traded fixed maturity investments, $158.6 million of publicly traded equity securities, and $83.9 million of privately held securities. Included in privately held securities are investments totaling $42.6 million which are accounted for under the equity method.

     At December 31, 1999, RCRe's private equity portfolio consisted of 12 investments, with additional investment portfolio commitments in an aggregate amount of approximately $23.2 million.

     In 1999, we completed one integrated transaction with an existing client of RCRe, a follow-on investment in an existing investee and one additional investment commitment. In addition, we divested four of RCRe's investments. (See note 3 under the caption "Investment Information" of the accompanying notes to our audited consolidated financial statements.)

     In October 1998, we provided $5 million in financing on a fully secured basis to a managing general agency, and received a related reinsurance commitment expected to generate an aggregate of $90 million of reinsurance premiums over three years pursuant to terms and conditions that we believe are more favorable than those available in the open market.

     On March 6, 2000, we extended a loan in an aggregate principal amount of $3.5 million to American Independent Insurance Holding Company ("AIHC"), one of our investee companies. The loan is fully secured with the capital stock of AIHC and matures on September 6, 2001 (which date may be extended to March 6, 2002 upon the occurrence of certain events). The net proceeds of the loan were contributed to the surplus of AIHC's subsidiary, American Independent Insurance Company. In connection with the loan, we were issued warrants (in addition to the warrants issued to us in connection with a prior loan to AIHC) granting us the right to purchase equity in AIHC.

     See note 3 under the caption "Investment Information" of the accompanying notes to our audited consolidated financial statements for certain information regarding RCRe's publicly traded and privately held securities and their carrying values, and commitments made by RCRe relating to its privately held securities.

     At December 31, 1999, approximately 88% of RCRe's fixed maturity and short-term investments were rated investment grade by Moody's or Standard & Poor's and had an average quality rating of AA and an average duration of approximately 3.7 years.

     At December 31, 1999, RCRe is obligated under letters of credit in the aggregate amount of approximately $9.7 million, which secure certain reinsurance obligations. Securities with a carrying value of approximately $11.2 million have been pledged as collateral for these letters of credit.

     RCRe has not invested in derivative financial instruments such as futures, forward contracts, swaps, or options or other financial instruments with similar characteristics such as interest rate caps or floors and fixed-rate loan commitments. RCRe's portfolio includes market sensitive instruments, such as mortgage-backed securities, which are subject to prepayment risk and changes in market value in connection with changes in interest rates. RCRe's investments in mortgage-backed securities, which amounted to approximately $27.3 million at December 31, 1999, or 4.7% of cash and invested assets, are classified as available for sale and are not held for trading purposes.

Market Sensitive Instruments and Risk Management

     In accordance with the SEC's Financial Reporting Release No. 48, the following analysis presents hypothetical losses in cash flows, earnings and fair values of market sensitive instruments which are held by RCRe as of December 31, 1999 and are sensitive to changes in interest rates, foreign exchange rates and equity security prices. This risk management discussion and the estimated amounts generated from the following sensitivity analysis represent forward-looking statements of market risk assuming certain adverse market conditions occur. Actual results in the future may differ materially from these projected results due to actual developments in the global financial markets. The analysis methods used by us to assess and mitigate risk should not be considered projections of future events of losses.

     Market risk represents the risk of changes in the fair value of a financial instrument and is comprised of several components, including liquidity, basis and price risks. The focus of the SEC's market risk rules is on price risk. For purposes of specific risk analysis, we employ sensitivity analysis to determine the effects that market risk exposures could have on the future earnings, fair values or cash flows of RCRe's financial instruments.


     The financial instruments included in the following sensitivity analysis consist of all of our cash and invested assets, excluding investments carried under the equity method of accounting.


     Equity Price Risk

     We are exposed to equity price risks on the public and private equity securities included in RCRe's investment portfolio. All of RCRe's publicly traded equity securities and privately held securities were issued by insurance and reinsurance companies or companies providing services to the insurance industry. We typically do not attempt to reduce or eliminate RCRe's market exposure on these securities. Investments included in RCRe's private portfolio include securities issued by privately held companies and securities issued by public companies that are generally restricted as to resale or are otherwise illiquid and do not have readily ascertainable market values. Investments in privately held securities issued by privately and publicly held companies may include both equity securities and securities convertible into, or exercisable for, equity securities (some of which may have fixed maturities).

     RCRe's publicly traded and privately held equity securities at December 31, 1999, which are carried at a fair value of $158.6 million and $84.0 million, respectively, have exposure to price risk. The estimated potential losses in fair value for RCRe's publicly traded and privately held equity portfolios resulting from a hypothetical 10% decrease in quoted market prices, dealer quotes or fair value are $15.9 million and $8.4 million, respectively.

     Interest Rate Risk

     The aggregate hypothetical loss generated from an immediate adverse shift in the treasury yield curve of 100 basis points would result in a decrease in total return of 4.1%, which would produce a decrease in market value of $10.6 million on RCRe's fixed maturity investment portfolio valued at $261.1 million at December 31, 1999. There would be no material impact on RCRe's short-term investments.

     Foreign Currency Exchange Rate Risk

     We have foreign currency risk on both reinsurance balances receivable and reinsurance balances payable, including claims and claims expenses. We do not currently utilize derivative instruments to manage our exposure to foreign currency movements. At December 31, 1999, the substantial majority of the Company's net receivable/payable position was denominated in United States dollars. At such date, the largest foreign currency exposure related to liabilities denominated in British Pounds Sterling. We had a net liability balance in Sterling of approximately $2.6 million. A 10% increase in the Sterling/United States dollar exchange rate would have resulted in a loss to us of $268,000. Given our limited amount of net asset or liability balances in other foreign currencies, any currency movement of 10% would not produce a material loss for purposes of this discussion.

Liquidity and Capital Resources

     We are a holding company and currently have no significant operations or assets other than our ownership of the capital stock of RCRe. We rely on cash dividends and distributions from RCRe to make payments, including for any operating expenses that we may incur and for any dividends or stock repurchases as our board of directors may determine. Our board currently does not intend to declare dividends or make any other distributions. However, our board intends to make a determination regarding stock repurchases following the consummation of the asset sale. See "Risk Factors -- We do not currently anticipate paying dividends, but may consider share repurchases" and "Dividend and Stock Repurchase Policy" elsewhere in this proxy statement. RCRe's ability to pay dividends or make distributions to us is dependent upon its ability to achieve satisfactory underwriting and investment results and to meet regulatory standards of the State of Nebraska, as described below. There are presently no contractual restrictions on RCRe's payment of dividends or the making of distributions to us. We intend to cause RCRe to make an extraordinary dividend to us following the asset sale. See "-- General -- RCRe Distribution."


     Nebraska insurance laws provide that, without prior approval of the Nebraska Director of Insurance ("Nebraska Director"), RCRe cannot pay a dividend or make a distribution (together with other dividends or distributions paid during the preceding 12 months) that exceeds the greater of (i) 10% of statutory surplus as of the preceding December 31 or (ii) statutory net income from operations from the preceding calendar year not including after tax realized capital gains. Net income (exclusive of realized capital gains) not previously distributed or paid as dividends from the preceding two calendar years may be carried forward for dividend and distribution purposes. Any proposed dividend or distribution in excess of such amount is called an "extraordinary" dividend or distribution and may not be paid until either it has been approved, or a 30-day waiting period has passed during which it has not been disapproved, by the Nebraska Director. Notwithstanding the foregoing, Nebraska insurance laws provide that any distribution that is a dividend may only be paid out of earned surplus arising from the business of the insurer, which is defined as unassigned funds (surplus) as reported in the statutory statement for the most recent year, including any surplus arising from unrealized capital gains or revaluations of assets. Any distribution that is a dividend and that is in excess of RCRe's unassigned funds, exclusive of any surplus arising from unrealized capital gains or revaluation of assets, will be deemed an "extraordinary" dividend subject to the foregoing requirements. Due to the distribution that was made in connection with the XL Capital stock repurchase, we may not declare any other distribution for twelve months from the closing date of the stock repurchase without the prior approval of the Nebraska Director. See footnote 10 to our audited consolidated financial statements included in this proxy statement for further details regarding statutory restrictions on distributions by RCRe.


     We, RCRe and Cross River file consolidated federal income tax returns and have entered into a tax sharing agreement (the "Tax Sharing Agreement"), allocating the consolidated income tax liability on a separate return basis. Pursuant to the Tax Sharing Agreement, RCRe and Cross River make tax sharing payments to us based on such allocation.

     Net cash flow from operating activities for the years ended December 31, 1999, 1998 and 1997 was approximately $7.5 million, $68.5 million and $49.0 million, respectively, consisting principally of premiums received, investment income (excluding net realized investment gains), offset by operating costs and expenses. The primary sources of liquidity for Risk Capital Reinsurance are net cash flow from operating activities, principally premiums received, the receipt of dividends and interest on investments and proceeds from the sale or maturity of investments. RCRe's cash flow is also affected by claims payments, some of which have been large. For example, we experienced negative cash flow from operations of approximately $25 million in the 1999 fourth quarter as a result of significant paid loss activity. Such situations could reoccur as our book of business matures, claims are settled and if we continue to experience poor underwriting performance. Therefore, our cash flow could fluctuate significantly from period to period.

     RCRe does not currently have any material commitments for any capital expenditures over the next 12 months. We expect that our financing and operational needs for the foreseeable future will be met by our balance of cash and short-term investments, as well as by funds generated from operations. Following the sale of the reinsurance operations to Folksamerica, our objective will be to pursue business combinations and ventures with operating businesses. We have not yet identified any specific business opportunities. Accordingly, we may need to secure additional financing to carry out our business plan. We cannot assure you that we will be successful in the implementation of our current or future business strategy. See "Risk Factors--Risks Relating to Our Business After the Asset Sale."

     At December 31, 1999, our consolidated stockholders' equity totaled $346.5 million, or $20.28 per share based on issued and outstanding shares, and $20.28 per share on a diluted basis which includes outstanding dilutive warrants and options. At such date, statutory surplus of RCRe was approximately $290 million. As a result of the XL Capital stock repurchase, stockholders' equity has been reduced by $59.4 million and book value per share has increased to $23.27 per share on a fully diluted basis. RCRe's statutory surplus was also reduced by $60 million to $230 million due to the sale to XL Capital of the stock and warrants in LARC Holdings, Ltd. and Annuity and Life Re Holdings, Ltd., based on their statutory carrying values at December 31, 1999. Based on data from the RAA, after giving effect to the XL Capital stock repurchase, RCRe was the 20th largest domestic broker market oriented reinsurer as measured by its $230 million of statutory surplus.

Accounting Pronouncements

     Derivatives and Hedging

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative financial instruments be recognized in the statement of financial position as either assets or liabilities and measured at fair value.

     If a derivative instrument is not designated as a hedging instrument, gains or losses resulting from changes in fair values of such derivative are required to be recognized in earnings in the period of the change. If certain conditions are met, a derivative may be designated as a hedging instrument, in which case the recording of the changes in fair value will depend on the specific exposure being hedged. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes on fair values or cash flows.

     This statement is effective for fiscal years beginning after June 15, 2000, with initial application as of the beginning of the first quarter of the applicable fiscal year.

     We will adopt this statement in the first quarter of 2001. Historically, we have not invested in derivative financial instruments. However, derivatives may be embedded in other financial instruments, such as convertible securities and prepayment options in mortgages. If the embedded derivative meets certain criteria, it must be bifurcated from the host contract and separately accounted for consistent with other derivatives.

     RCRe's portfolio includes market sensitive instruments, such as convertible securities and mortgage-backed securities, which are subject to prepayment risk and changes in market value in connection with changes in interest rates. Our investments in mortgage-backed securities are classified as available for sale and are not held for trading purposes. Assuming the current investment strategy at the time of adoption, our presentation of financial information under the new statement will not be materially different than the current presentation.

     Start-Up Costs

     Effective January 1, 1999, we changed our method of accounting for start-up costs in accordance with the Accounting Standards Executive Committee's Statement of Position ("SOP") 98-5 "Reporting on the Costs of Start-Up Activities." This statement requires costs of start-up activities, including organization costs, to be expensed as incurred. The change in accounting principle resulted in the write-off of the start-up costs capitalized as of January 1, 1999 for us and RCRe's investee companies carried under the equity method of accounting. The cumulative effect of the write-off, which totals $383,000, after-tax, or $0.02 per share, has been expensed and is included in the 1999 net loss. (See note 2 of the accompanying notes to our audited consolidated financial statements.)

Insurance Regulation

     RCRe, in common with other insurers, is subject to extensive governmental regulation and supervision in the various states and jurisdictions in which it transacts business. The laws and regulations of the State of Nebraska, the domicile of RCRe, have the most significant impact on its operations.

     From time to time various regulatory and legislative changes have been proposed in the insurance and reinsurance industry, some of which could have an effect on reinsurers. Among the proposals that have in the past been, or are at present being considered, are (i) the possible introduction of federal regulation in addition to, or in lieu of, the current system of state regulation of insurers and (ii) proposals in various state legislatures (some of which proposals have been enacted) to conform portions of their insurance laws and regulations to various model acts adopted by the NAIC. We are unable to predict whether any of such laws and regulations will be adopted, the form in which any such laws and regulations would be adopted, or the effect, if any, these developments would have on our operations and financial condition.

     In March 1998, the NAIC adopted the codification of statutory accounting principles project that will generally be applied to all insurance and reinsurance company financial statements filed with insurance regulatory authorities as early as the statutory filings made in 2001. Although the codification is not expected to materially affect many existing statutory accounting practices presently followed by most insurers and reinsurers such as RCRe, there are several accounting practices that may be changed. The most significant change would involve accounting for deferred income taxes, which change would require a deferred tax liability to be recorded for unrealized appreciation of invested assets, net of available deferred tax assets, that would result in a reduction to statutory surplus. If such requirement had been in effect in 1999, the statutory surplus of RCRe at December 31, 1999 would have remained at $290 million.

Effects of Inflation

     The effects of inflation on us are implicitly considered in pricing and estimating reserves for unpaid claims and claims expenses. The actual effects of inflation on our results cannot be accurately known until claims are ultimately settled.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma balance sheet as of December 31, 1999 reflects our historical accounts as of that date, adjusted to give pro forma effect to the sale of our reinsurance business to Folksamerica, which is subject to stockholder approval, and our repurchase of 4,755,000 shares, or 27.8%, of our outstanding common stock from XL Capital, which repurchase was completed on March 2, 2000, as if those transactions had occurred on December 31, 1999.

     The following unaudited pro forma statement of income and comprehensive income for the year ended December 31, 1999 reflects our historical accounts for that period, adjusted to give pro forma effect to the asset sale and the XL Capital stock repurchase as if those transactions had occurred on January 1, 1999.

     The pro forma financial data and accompanying notes should be read in conjunction with the description of the asset sale and XL Capital stock repurchase contained in this proxy statement and our audited consolidated financial statements and related notes also included in this proxy statement. We believe that the assumptions used in the following statements, which are set forth in the accompanying notes, provide a reasonable basis on which to present the pro forma financial data. The pro forma financial data is provided for informational purposes only and should not be construed to be indicative of our financial condition or results of operations had the asset sale and XL Capital stock repurchase been consummated on the dates assumed and are not intended to project our financial condition on any future date or results of operations for any future period.

                  Risk Capital Holdings, Inc. and Subsidiaries
                 Pro Forma Condensed Consolidated Balance Sheet
                                December 31, 1999
                  (Dollars in thousands, except per share data)


                                                                           Pro Forma Adjustments
                                                                     ----------------------------------
                                                                           XL            Folksamerica
                                                   Historical        Transaction(1)     Transaction(4)        Pro Forma
                                               ----------------      --------------     ---------------      -------------
Assets
Investments:
Fixed maturities and short-term
   investments                                       $333,852                              ($245,545)(5)        $88,307 (10)
Publicly traded equity securities                     158,631           ($38,169)(2)                            120,462
Privately held securities                              83,969            (24,040)(2)                             59,929
                                                 ------------           ------------       --------------    ---------------
       Total investments                              576,452            (62,209)           (245,545)           268,698
Cash                                                    9,457              3,647 (2)           1,335 (8)         14,439
Accrued investment income                               4,527                                                     4,527
Premiums receivable                                   119,320                               (119,320)(5)
Reinsurance recoverable                                73,122                                (73,122)(5)
Deferred policy acquisition costs                      23,585                                (23,585)(6)
Deferred income tax asset                               7,834                127 (2)          (5,352)(7)          2,609
Other assets                                           50,062                                (36,975)(5)         13,087
                                                 ------------           ------------       -------------     -------------
      Total Assets                                    864,359           ($58,435)          ($502,564)          $303,360
                                                 ============           ============       =============     =============
Liabilities
Claims and claims expenses                           $364,554                              ($364,554)(5)
Unearned premiums                                     108,743                               (108,743)(5)
Reinsurance balances payable                           14,666                                (14,666)(5)
Other liabilities                                      29,882             $1,000 (2)         (24,541)(5)         $6,341
                                                 ------------           ------------       -------------     -------------
      Total Liabilities                               517,845              1,000            (512,504)             6,341
                                                 ------------           ------------       -------------     -------------
Stockholders' Equity
Common stock, $.01 par value:                             171                                                       171
Additional paid-in capital                            342,034                                                   342,034
Deferred compensation under stock award plan
                                                         (317)                                                     (317)
Retained earnings (deficit)                           (22,175)            10,959 (3)           6,080 (9)         (5,136)
Less treasury stock, at cost                             (387)           (59,200)(1)                            (59,587)
Accumulated other comprehensive income
   consisting of unrealized appreciation of
   investments, net of income tax                      27,188            (11,194)(3)           3,860 (9)         19,854
                                                 ------------           ------------       -------------     -------------
      Total Stockholders' Equity                      346,514            (59,435)(2)           9,940 (9)        297,019
                                                 ------------           ------------       -------------     -------------
      Total Liabilities and
       Stockholders' Equity                          $864,359           ($58,435)          ($502,564)          $303,360
                                                 ============           ============       =============     =============
Shares outstanding - basic                         17,087,970         (4,755,000)(1)              --         12,332,970
                                                 ============           ============       =============     =============
Basic book value per share                            $20.28                                                     $24.08
                                                 ============                                                =============

Notes to Pro Forma Balance Sheet

1. Reflects our repurchase from XL Capital of all of the 4,755,000 shares of our common stock held by it for $59,200,000, or $12.45 per share, which represents 85% of our average closing market price of our common stock for the twenty day trading period between January 21, 2000 and February 17, 2000 in exchange for the following:

          (i) our interest in LARC Holdings, Ltd., valued at $25 million, and

          (ii) our interest in Annuity and Life Re (Holdings), Ltd. valued at $37,847,000, consisting of 1,418,440 common shares at $25.38 per share, which represents the average closing market price of Annuity and Life Re (Holdings), Ltd. common shares for the twenty day trading period between January 21, 2000 and February 17, 2000, and 100,000 warrants at $18.50 per warrant based on a Black-Scholes option valuation model, and

We received cash from XL Capital of $3,647,000, which is the excess of the value of the securities described in (i) and (ii) above over the purchase price of our common stock repurchased from XL Capital.

2. The decrease in book value resulting from the XL Capital stock repurchase is calculated as follows (in thousands):

     Repurchase of 4,755,000 shares of our outstanding
     common stock at $12.45 per share, recorded as a reduction
     to stockholders' equity as treasury stock, plus                                                            $59,200

     Net loss on the disposition of securities and transaction costs as follows:


                                                                                       (in thousands)
                                                                                        Annuity and
                                                                          LARC            Life Re
                                                                      Holdings, Ltd.   (Holdings) Ltd.          Total
                                                                   ------------------  ----------------      -----------

        Consideration received, consisting of cash of $3,647,000
        and our common stock valued at $59,200,000                        $25,000             $37,847           $62,847
        Carrying values at December 31, 1999                               24,040              38,169            62,209
                                                                   ------------------  ----------------      -----------
        Pre-tax gain (loss) before transaction costs                         $960               ($322)              638
                                                                   ==================  ================
        Transaction costs                                                                                         1,000
                                                                                                             ===========
        Pre-tax loss                                                                                               (362)
        Tax benefit                                                                                                (127)
                                                                                                             -----------
        Net loss                                                                                                   (235)
                                                                                                             -----------
        Net decrease in book value                                                                              $59,435
                                                                                                             ===========

3. The gain recorded in retained earnings of $10,959,000 represents the realized gain that will be recorded for the $11,194,000 of net unrealized appreciation, net of tax, recorded at December 31, 1999 for LARC Holdings, Ltd. and Annuity and Life Re (Holdings), Ltd. and the net loss of $235,000, which is discussed in note 2 above.

4. Reflects the asset sale, pursuant to which Folksamerica Reinsurance Company will assume RCRe's liabilities under the reinsurance agreements transferred to it and RCRe will transfer to Folksamerica Reinsurance Company assets in an aggregate amount that is, in GAAP book value (as set forth on our estimated closing date balance sheet), equal to the GAAP book value (as set forth on our estimated clos-ing date balance sheet) of the liabilities assumed. In consideration for the transfer of RCRe's book of business, Folksamerica will pay $20.335 million in cash at the closing, subject to adjustment under the circumstances described in "The Asset Purchase Agreement--Purchase Price".

5. Represents securities and insurance assets and insurance liabilities to be transferred to Folksamerica based on December 31, 1999 financial statement amounts.

     At the closing of the asset sale, RCRe and Folksamerica Reinsurance Company will enter into a transfer and assumption agreement, under which Folksamerica Reinsurance Company will assume RCRe's rights and obligations under the reinsurance agreements being transferred in the asset sale. Following the closing of the asset sale, Folksamerica Reinsurance Company will notify the reinsureds under those of such agreements that are in-force that it has assumed RCRe's obligations and that, unless the reinsureds object to such assumption, RCRe will be released from its obligations to those reinsureds. The pro forma accounting for this transaction assumes that none of RCRe's reinsureds will object to such assumption and, accordingly, the gross liabilities for its reinsurance business will be removed from the accounts of RCRe for statutory accounting and GAAP accounting purposes.

     RCRe will continue to record gross liabilities in its accounts for reinsureds that object to the release of RCRe from its obligations to such reinsureds. In such instances, an offsetting accounts receivable amount from Folksamerica Reinsurance Company would be recorded as an asset equal to such gross liabilities.

6. Elimination of deferred policy acquisition costs related to the liability for unearned premiums transferred to Folksamerica.

7.   Net reduction in deferred income tax asset as follows (in thousands):

     Reduction in net deferred tax asset for elimination of temporary differences between financial statements and income tax return amounts resulting from the
     Folksamerica transaction                                                                 $13,957
     Less, estimated tax benefit resulting from the transaction                                 8,605
                                                                                              -------
     Net reduction in deferred tax asset                                                      $ 5,352
                                                                                              =======

8. Represents cash payment received from Folksamerica at the closing of the asset sale of $20.335 million less estimated related transaction costs of $19 million, which include investment banking, legal and accounting fees, severance costs, tax reimbursement to Folksamerica and costs to purchase additional reinsurance protection for Folksamerica.

9. The book value gain resulting from the Folksamerica transaction is calculated as follows (in thousands):

     Consideration received, consisting of the following:
     Total liabilities transferred                                                          $512,504
     Cash premium received                                                                    20,335
                                                                                              ------
                                                                                             532,839
                                                                                             -------

     Assets transferred                                                                      474,962
     Amortization of deferred policy acquisition costs                                        23,585
     Transaction costs                                                                        19,000
                                                                                              ------
                                                                                             517,547
                                                                                             -------

     Pre-tax gain                                                                             15,292
     Tax expense                                                                               5,352
                                                                                               -----
     Net transaction gain                                                                      9,940

     Realized loss, net of tax for securities transferred at market value                     (3,860)
                                                                                              ------
     Net income                                                                                6,080

     Change in net unrealized appreciation of investments, net of tax                          3,860
                                                                                               -----
     Comprehensive income and net book gain                                                   $9,940
                                                                                              ======

     The pro forma accounting for this transaction assumes that none of RCRe's reinsureds will object to the release of RCRe under the transfer and assumption agreement and, accordingly, the gross liabilities for such business are removed from the accounts of RCRe for statutory and GAAP accounting purposes (see note 5 above). RCRe will continue to record gross liabilities in its accounts for reinsureds that object to the release of RCRe from its obligations to such reinsureds. This would result in a portion of the pre-tax gain on the transaction being deferred and amortized into income as the gross liabilities are extinguished.

10. Includes $20 million of fixed income securities deposited in an escrow account for a five year period primarily to reimburse Folksamerica for claims and claim expenses exceeding reserves recorded by RCRe as of the closing date resulting from business produced on behalf of RCRe by a certain managing underwriting agency. At December 31, 1999, such reserves approximated $38.3 million, which were recorded based on RCRe's actuarially determined best estimate for such business. We could record a loss to the extent that such reserves turn out to be deficient, due to our reimbursement of Folksamerica for such deficiency to the extent of the escrowed funds. Amounts in escrow may also be released to Folksamerica to satisfy its indemnification claims against us relating to undisclosed liabilities, RCRe's reinsurance agreements and the managing underwriting agency referred to above. Under the asset purchase agreement, we may be required to deposit an additional amount of up to $5 million into a supplemental escrow account a short time following the closing of the asset sale. The above unaudited pro forma condensed consolidated balance sheet has been prepared assuming that such supplemental escrow account will not be required.

                  Risk Capital Holdings, Inc. and Subsidiaries
  Pro Forma Condensed Consolidated Statement of Income and Comprehensive Income
                      For the Year Ended December 31, 1999
                  (Dollars in thousands, except per share data)




                                                                           Pro Forma Adjustments
                                                                     ---------------------------------
                                                                           XL            Folksamerica
                                                   Historical        Transaction(1)     Transaction(2)        Pro Forma
                                                  ------------       --------------      -------------        -----------
Revenues
Net premiums written                                 $306,726                              ($306,726)                --
(Increase) decrease in unearned premiums                4,642                                 (4,642)                --
                                                   ----------        --------------      -------------        -----------
Net premiums earned                                   311,368                               (311,368)                --
Net investment income                                  20,173                145             (10,253)            10,065
Net realized investment gains and losses               17,227              1,350               1,192             19,769
                                                   ----------        --------------      -------------        -----------
Total revenues                                        348,768              1,495            (320,429)            29,834

Operating Costs and Expenses
Claims and claims expenses                            305,841                               (305,841)
Commissions and brokerage                              80,540                                (80,540)
Other operating expenses                               14,816                                (10,666)             4,150
Foreign exchange (gain)                                  (198)                                   198
                                                   ----------        --------------      -------------        -----------
Total operating costs and expenses                    400,999                 --             396,849              4,150

Income (Loss)
Income before income taxes, equity in net
income of investees and cumulative effect of
accounting change                                     (52,231)             1,495              76,420             25,684
Federal income taxes expense (benefit)                (19,557)               571              27,171              8,185
                                                   ----------        --------------      -------------        -----------
Income before equity in net income of
investees and cumulative effect of accounting
change                                                (32,674)               924              49,249             17,499
Equity in net income of investees                         621                114                                    735
                                                   ----------        --------------      -------------        -----------
Income (loss) before cumulative effect of
accounting change                                     (32,053)             1,038              49,249             18,234
                                                   ----------        --------------      -------------        -----------
Cumulative effect of accounting change                   (383)                99                                   (284)
                                                   ----------        --------------      -------------        -----------
Net income (loss)                                     (32,436)             1,137              49,249             17,950

Other Comprehensive Income (Loss), Net of Tax
Change in net unrealized appreciation of
investments, net of tax                               (19,850)            (1,914)              4,553            (17,211)
                                                   ----------        --------------      -------------        -----------
Comprehensive Income (Loss)                          ($52,286)             ($777)            $53,802               $739
                                                   ==========        ==============      =============        ===========
Average shares outstanding
Basic                                              17,086,732         (4,755,000)                 --         12,331,732
Diluted                                            17,086,808         (4,755,000)                 --         12,331,808
Per Share Data
Net Income (Loss) - Basic                             ($1.90)                                                    $1.46
                  - Diluted                           ($1.90)                                                    $1.46

Comprehensive Income (Loss)         Basic            ($3.06)                                                    $0.06
                                    Diluted          ($3.06)                                                    $0.06



Notes to Pro Forma Statement of Income and Comprehensive Income


1) Represents all revenue and expense and other comprehensive income items recorded during 1999 for LARC Holdings, Ltd. and Annuity and Life Re (Holdings), Ltd., which were disposed of in the XL Capital stock repurchase.


2) Represents all revenue and expense and other comprehensive income items recorded during 1999 related to the sale of our reinsurance business to Folksamerica Reinsurance Company. Net investment income, net realized investment gains (losses) and unrealized appreciation (depreciation) of investments have been allocated based on the proportion of the average amount of fixed maturities and short term investments related to the business that will be transferred to the average total fixed maturities and short term investments in 1999.

     All other revenue and expense items were allocated based on specific identification.

                             INDEPENDENT ACCOUNTANTS

     Our consolidated financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this proxy statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing in this proxy statement.


                       WHERE YOU CAN FIND MORE INFORMATION

     As required by law, we file reports, proxy statements and other information with the SEC (SEC file number: 0-26456). These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC's internet address is http://www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W. Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

     This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 1998, our proxy statement for our annual meeting of stockholders held on May 11, 1999, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 and our Current Reports on Form 8-K dated January 18, 2000 and March 2, 2000. We also incorporate by reference the information contained in all other documents that we file with the SEC after the date of this proxy statement and before the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

     Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

     If you are one of our stockholders and would like to receive a copy of any document incorporated by reference into this proxy statement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this proxy statement), you should call or write to Risk Capital Holdings, Inc., 20 Horseneck Lane, Greenwich, Connecticut 06830, Attention: Secretary (telephone (203) 862-4300). We will provide these documents to our stockholders, without charge, by first class mail within one business day of the day we receive a request. In order to ensure timely delivery of the documents prior to the special meeting, you should make any such request not later than April 4, 2000.

     You should rely only on the information contained in (or incorporated by reference into) this proxy statement. We have not authorized anyone to give any information different from the information contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated March 15, 2000. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to stockholders shall not mean otherwise.


                                    By Order of the Board of Directors,


                                    [Signature Logo]


                                    PETER A. APPEL
                                    Executive Vice President, Chief Operating
                                    Officer, General Counsel and Secretary